Exhibit 99.3

May 14, 2015

W2007 Grace Acquisition I, Inc.

6011 Connection Drive

Irving, TX 75039

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of W2007 Grace Acquisition I, Inc. (the “Company,” “we,” “us” or “our”) to be held on July 14, 2015, at 10:00 a.m. Central Time. The special meeting will be a virtual meeting of shareholders which means that you will be able to participate in the special meeting and vote at the special meeting via live webcast by visiting www.virtualshareholdermeeting.com/982568.

At the special meeting, you will be asked to consider and approve:

1.	an amendment to our Amended and Restated Charter to limit the voting rights of holders of our 8.75% Series B Cumulative Preferred Stock (the “Series B Preferred Stock”) and 9.00% Series C Cumulative Preferred Stock (the “Series C Preferred Stock”, and together with the Series B Preferred Stock, the “Preferred Stock”);

2.	the Agreement and Plan of Merger, dated as of May 10, 2015 (the “merger agreement”), by and among the Company, W2007 Grace II, LLC (“Parent”), W2007 Grace Acquisition II, Inc., and, solely for the purposes of certain payment obligations thereunder, PFD Holdings LLC (“PFD Holdings”), Whitehall Parallel Global Real Estate Limited Partnership 2007 and W2007 Finance Sub, LLC; and

3.	the adjournment of the special meeting, if necessary or appropriate, including to solicit additional votes in favor of the proposal to approve the amendment to our Amended and Restated Charter.

If the merger is completed, each holder of Preferred Stock at the effective time of the merger will be entitled to receive $26.00 in cash, without interest and less any applicable withholding taxes (as explained more fully in the enclosed proxy statement, the “merger consideration”) for each share of our Series B Preferred Stock and each share of our Series C Preferred Stock owned by you immediately prior to the merger (other than shares held by holders who have properly demanded and perfected their dissenters’ rights under the Tennessee Business Corporation Act (the “TBCA”) or shares held by the Company or one of its subsidiaries). Each share of our common stock and each share of our Series D Cumulative Preferred Stock (the “Series D Preferred Stock”) will be cancelled without consideration. Following the effective time of the merger, we will be a wholly-owned subsidiary of Parent (which is wholly-owned by Whitehall Parallel Global Real Estate Limited Partnership 2007 and W2007 Finance Sub, LLC). The receipt of cash in exchange for your shares of the Preferred Stock will constitute a taxable transaction for U.S. federal income tax purposes.

Pursuant to a Stipulation and Agreement of Settlement (the “Stipulation”) dated October 8, 2014, as supplemented on December 4, 2014, and preliminarily approved by the United States District Court for the Western District of Tennessee (the “Court”) on April 30, 2015, we agreed to adopt and present for a vote the amendment to our Amended and Restated Charter and the merger agreement. The following is a summary of the Stipulation, and is qualified in its entirety by reference to the full text of the Stipulation, a copy of which is attached to the enclosed proxy statement as Annex C. The Stipulation was negotiated in connection with the action David Johnson, et al. v. W2007 Grace Acquisition I Inc., et al., No. 2:13-cv-02777 (W.D. Tenn.) brought against the Company, our board of directors, and certain of our equity holders and their affiliates, by individual current and former holders of our Series B Preferred Stock and Series C Preferred Stock (the “Action”).

The Stipulation resolves claims asserted in the Action on behalf of (i) members of the Holder Class (defined as any and all persons who, as of August 22, 2014 and through the effective time of the merger, hold shares of the Preferred Stock, excluding the defendants in the Action and their affiliates, persons who opt out of the Holder Class, and holders of dissenting shares) and (ii) members of the Seller Class (defined as all persons who sold some or all of their shares of Preferred Stock between October 25, 2007 and October 8, 2014, inclusive, and suffered a loss, excluding the defendants in the Action, their affiliates and persons who sold shares to PFD Holdings, and persons who opt out of the Seller Class). The Stipulation also provides for a broad release by members of the Holder Class and Seller Class of any and all claims (including any and all unknown claims), demands, actions, causes of action, obligations, debts, judgments and liabilities of any kind, nature and description, whether direct or derivative, whether at law or in equity, upon any legal or equitable theory, whether contractual, common law or statutory, whether arising under federal, state, common, or foreign law (including, without limitation, claims under the federal securities laws and regulations, claims for breach of fiduciary duty, breach of contract or corporate charter, or the misstatement of or the failure to disclose material facts), whether secured or unsecured, contingent or absolute, choate or inchoate, liquidated or unliquidated, perfected or unperfected, in any forum, including in arbitration or similar proceedings, including class, derivative, individual or other claims, that previously existed or that currently exist as of the date of the approval of the settlement contemplated by the Stipulation (the “Settlement”) by the Court or that may arise in the future, against the released defendant parties in the Action, (1) related to the purchase, sale, holding or investment in, or the terms of, the securities of the Company or its predecessors (including Equity Inns, Inc.), including, without limitation, the Preferred Stock, (2) asserted, or that could have been asserted, in the Action, or arising out of or relating to the facts, matters and transactions alleged in the Action, including, without limitation, claims for breach of contract, claims for breach of fiduciary duties, and claims for violations of the TBCA, and/or (3) arising out of the merger that is a component of the Settlement, including, without limitation claims related to the sufficiency of the merger process and the proxy statement, and claims for breach of the fiduciary duties; provided that the released claims do not include claims based upon the interpretation or enforcement of the terms of the Settlement.

In addition, the letter of transmittal, a form of which is attached to the merger agreement included as Annex B to the enclosed proxy statement, will contain a release using the same language. In consideration for the release of claims, as described in the Stipulation, current holders of Preferred Stock, including members of the Holder Class, are entitled to receive the merger consideration, subject to the terms and conditions set forth in the merger agreement and the Stipulation. Holders of our Series B Preferred Stock and Series C Preferred Stock will not be entitled to receive the merger consideration until after they surrender their certificate or certificates to the exchange agent, together with a duly completed and executed letter of transmittal and any other documents the exchange agent may reasonably require.

The Stipulation also provides for a Seller Class Settlement Fund of $6 million, which is distributable to members of the Seller Class, after taxes and notice and administration expenses (the “Net Seller Class Settlement Fund”), pursuant to a Plan of Allocation preliminarily approved by the Court. Members of the Seller Class must submit Proof of Claim Forms by the date set by the Court in the Preliminary Approval Order and specified in the Notice of Pendency of Class Action and Proposed Settlement (“Notice”). The Claims Administrator will determine each authorized claimant’s share of the Net Seller Class Settlement Fund based upon each claimant’s recognized loss, as defined in a Plan of Allocation. Any balance in the Net Seller Class Settlement Fund after distribution to authorized claimants will be distributed by the Claims Administrator pro rata to the members of the Holder Class, as set forth in the Plan of Allocation and the Stipulation.

Neither the Company nor our board of directors makes any recommendations as to whether holders of the Preferred Stock should vote in favor of the proposals to be considered at the special meeting for the following reasons, among others:

•	W2007 Grace I, LLC, the Company’s parent and a defendant in the Action (“Company Parent”), owns 100% of the issued and outstanding common stock of the Company and thus controls the vote to elect the board of directors of the Company;

•	PFD Holdings, an affiliate of the Company and defendant in the Action, owns a majority of the Series B Preferred Stock and the Series C Preferred Stock;

•	The Goldman Sachs Group, Inc., an affiliate of the Company and defendant in the Action, owns all of the Series D Preferred Stock; and

•	Approval of the merger agreement and the amendment to our Amended and Restated Charter are conditions to the Stipulation, pursuant to which the defendants, including the Company, its directors, Company Parent, PFD Holdings and The Goldman Sachs Group, Inc. will be released.

You must make your own decision as to how to vote your shares at the special meeting and are urged to carefully review all information contained or referred to in the enclosed proxy statement. You should consult your own attorney, financial advisor and tax advisor, respectively, as to legal, financial or tax advice with respect to the proposals to be considered at the special meeting.

The amendment to our Amended and Restated Charter must be approved by holders of at least 66 2/3% of the outstanding shares of our Series B Preferred Stock and Series C Preferred Stock voting together as a single class. The approval by the affirmative vote of the holders of at least a majority of each of our Series B Preferred Stock and our Series C Preferred Stock voting as separate voting groups is a condition to the Company’s obligation to consummate the merger. For the proposal to adjourn the special meeting, if necessary or appropriate, to be approved, with respect to our Series B Preferred Stock and our Series C Preferred Stock, the affirmative votes “FOR” the proposal must exceed the affirmative votes “AGAINST” the proposal (even if less than a quorum with respect to such class). The accompanying notice of special meeting of shareholders provides specific information concerning the special meeting. The enclosed proxy statement provides you with a summary of the amendment to our Amended and Restated Charter, the merger, the merger agreement and the other transactions contemplated by the merger agreement and additional information about the parties involved. We encourage you to read carefully the enclosed proxy statement and its annexes, including the amendment to our Amended and Restated Charter, the merger agreement and the Stipulation, copies of which are included in the proxy statement as Annex A, Annex B and Annex C, respectively.

Your vote on the amendment to our Amended and Restated Charter is very important regardless of the number of shares of our Preferred Stock that you own. The failure of any shareholder to vote on the proposal to amend our Amended and Restated Charter or the proposal to approve the merger agreement will have the same effect as a vote against such matters.

Company Parent beneficially owns and has the right to vote 100% of the 100 shares of the Company’s issued and outstanding common stock and has delivered a unanimous written consent in accordance with the TBCA, consenting to the approval of the merger agreement. PFD Holdings, an affiliate of the Company and a defendant in the Action, beneficially owns and has the right to vote approximately 51% of the outstanding shares of the Series B Preferred Stock and approximately 71% of the Series C Preferred Stock and thus holds a sufficient number of shares of the Series B Preferred Stock and the Series C Preferred Stock to approve the merger agreement for each of the respective classes voting separately without the vote of any other holders of the Series B Preferred Stock or the Series C Preferred Stock. The Goldman Sachs Group, Inc., an affiliate of the Company and a defendant in the Action, beneficially owns and has the right to vote all of the 112 shares of the issued and outstanding shares of our Series D Preferred Stock and has delivered a unanimous written consent in accordance with the TBCA, consenting to the approval of the merger agreement. Accordingly, the approval by the shareholders of the merger agreement at the special meeting is assured without the affirmative vote of any other shareholder. PFD Holdings beneficially owns and has the right to vote 3,450,735 shares, representing approximately 59%, of the Series B Preferred Stock and the Series C Preferred Stock voting together as a single class. Because the amendment to the Amended and Restated Charter will require the vote of holders of 66 2/3% of the shares of the Series B Preferred Stock and the Series C Preferred Stock, the amendment will require the vote of holders other than PFD Holdings. As described in the enclosed proxy statement, the amendment to the Amended and Restated Charter is a waivable condition to the Company’s obligation to consummate the merger. If the conditions to merger are not satisfied or waived, the defendants will have the option (which option may be exercised unilaterally by the defendants in their discretion) to terminate the Settlement and render the Stipulation null and void.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy in the accompanying reply envelope, or submit your proxy by telephone or the Internet. Shareholders who attend the special meeting may revoke their proxies and vote at the special meeting. The enclosed proxy card contains instructions regarding all three methods of proxy authorization.

Dissenters’ rights are available to holders of our Series B Preferred Stock and Series C Preferred Stock with respect to the amendment to our Amended and Restated Charter in the event of its implementation and with respect to the merger in the event it is consummated who do not vote in favor of the respective proposal and who perfect their dissenters’ rights by complying with the provisions of Tennessee law. Please see the discussion under the caption “Dissenters’ Rights” in the enclosed proxy statement for a discussion of the availability of dissenters’ rights and the procedures required to be followed to assert these rights.

After the effective time of the merger, the merger consideration will be paid to the holders of Preferred Stock following delivery to the exchange agent of a properly executed letter of transmittal, a form of which is attached to the merger agreement included as Annex B in the enclosed proxy statement. The letter of transmittal contains important terms relating to the merger and should be reviewed carefully in its entirety. You will not be entitled to receive the merger consideration until you surrender your certificate or certificates, if any, to the exchange agent (or otherwise comply with the process in the event of lost certificates), together with a duly completed and executed letter of transmittal and any other documents the exchange agent may reasonably require.

Thank you for your continued support and we look forward to your participation on July 14, 2015.

Sincerely,

/s/ Gregory Fay Gregory Fay
Secretary

Neither the Securities and Exchange Commission nor any state regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement. Any representation to the contrary is a criminal offense.

If you have any questions or require any assistance with voting your shares, please contact

MORROW & CO., LLC

470 West Avenue

Stamford, CT 06902

Shareholders Call Toll-Free: (800) 662-5200

or

Call Direct at (203) 658-9400

W2007 Grace Acquisition I, Inc.

6011 Connection Drive

Irving, TX 75039

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON JULY 14, 2015

Dear Shareholder:

NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of W2007 Grace Acquisition I, Inc. (the “Company,” “we,” “us” or “our”) will be held on July 14, 2015, at 10:00 a.m. Central Time. The special meeting will be a virtual meeting of shareholders which means that you will be able to participate in the special meeting and vote at the special meeting via live webcast by visiting www.virtualshareholdermeeting.com/982568. The special meeting will take place for the purpose of acting upon the following proposals:

1.	to consider and vote upon a proposal to approve an amendment to our Amended and Restated Charter to limit the voting rights of holders of our 8.75% Series B Cumulative Preferred Stock (the “Series B Preferred Stock”) and 9.00% Series C Cumulative Preferred Stock (the “Series C Preferred Stock”, and together with the Series B Preferred Stock, the “Preferred Stock”);

2.	to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of May 10, 2015 (the “merger agreement”), by and among W2007 Grace Acquisition I, Inc., W2007 Grace II, LLC, W2007 Grace Acquisition II, Inc., and, solely for the purposes of the payment obligations thereunder, PFD Holdings, LLC (“PFD Holdings”), Whitehall Parallel Global Real Estate Limited Partnership 2007 and W2007 Finance Sub, LLC; and

3.	to consider and vote upon any proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the amendment to our Amended and Restated Charter.

If the merger is completed, each holder of Preferred Stock at the effective time of the merger will be entitled to receive $26.00 in cash, without interest and less any applicable withholding taxes (as explained more fully in the proxy statement, the “merger consideration”) for each share of our Series B Preferred Stock and each share of our Series C Preferred Stock owned by you immediately prior to the merger (other than shares held by holders who have properly demanded and perfected their dissenters’ rights under the Tennessee Business Corporation Act (the “TBCA”) or shares held by the Company or one of its subsidiaries). Each share of our common stock and each share of our Series D Cumulative Preferred Stock (the “Series D Preferred Stock”) will be cancelled without consideration. Following the effective time of the merger, we will be a wholly-owned subsidiary of Parent (which is wholly-owned by Whitehall Parallel Global Real Estate Limited Partnership 2007 and W2007 Finance Sub, LLC). The receipt of cash in exchange for your shares of the Preferred Stock will constitute a taxable transaction for U.S. federal income tax purposes.

Only shareholders of record of our Series B Preferred Stock and Series C Preferred Stock at the close of business on the record date, May 11, 2015, are entitled to notice of the special meeting or any postponements or adjournments of the special meeting. Shareholders of record of our Series B Preferred Stock and Series C Preferred Stock on the record date are entitled to one quarter of one (0.25) vote per share on the proposal to approve the amendment to our Amended and Restated Charter and will vote as a single class. Shareholders of record of our Series B Preferred Stock and Series C Preferred Stock on the record date are entitled to one vote per share voting as separate voting groups on the proposals to approve the merger agreement and to adjourn the special meeting, if necessary or appropriate.

Approval of the amendment to our Amended and Restated Charter requires the affirmative vote of holders of at least 66 2/3% of the outstanding shares of our Series B Preferred Stock and Series C Preferred Stock voting together as a single class. Approval of the merger agreement requires the affirmative vote of the holders of at least a majority of each class of our outstanding shares of capital stock voting as separate voting groups. W2007 Grace I,

LLC, the Company’s parent and a defendant in the Action (“Company Parent”), beneficially owns and has the right to vote 100% of the 100 shares of the Company’s issued and outstanding common stock and has delivered a unanimous written consent in accordance with the TBCA, consenting to the approval of the merger agreement. PFD Holdings, an affiliate of the Company and a defendant in the Action, beneficially owns and has the right to vote approximately 51% of the outstanding shares of the Series B Preferred Stock and approximately 71% of the Series C Preferred Stock and thus holds a sufficient number of shares of the Series B Preferred Stock and the Series C Preferred Stock to approve the merger agreement for each of the respective classes voting separately without the vote of any other holders of the Series B Preferred Stock or the Series C Preferred Stock. The Goldman Sachs Group, Inc., an affiliate of the Company and a defendant in the Action, beneficially owns and has the right to vote all of the 112 shares of the issued and outstanding shares of our Series D Preferred Stock and has delivered a unanimous written consent in accordance with the TBCA. Accordingly, the approval by the shareholders of the merger agreement at the special meeting is assured without the affirmative vote of any other shareholder. PFD Holdings beneficially owns and has the right to vote 3,450,735 shares, representing approximately 59%, of the Series B Preferred Stock and the Series C Preferred Stock voting together as a single class. Because the amendment to the Amended and Restated Charter will require the vote of holders of 66 2/3% of the shares of the Series B Preferred Stock and the Series C Preferred Stock, the amendment will require the vote of holders other than PFD Holdings. As described in the proxy statement, the amendment to the Amended and Restated Charter is a waivable condition to the Company’s obligation to consummate the merger. If the conditions to merger are not satisfied, the defendants will have the option (which option may be exercised unilaterally by the defendants in their discretion) to terminate the settlement and render the Stipulation null and void. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, requires, with respect to each of our Series B Preferred Stock and our Series C Preferred Stock, that the affirmative votes “FOR” the proposal exceed the affirmative votes “AGAINST” the proposal (even if less than a quorum with respect to such class). If you hold your shares of the Preferred Stock through a broker or other nominee and you want your vote counted, you must instruct your broker or nominee to vote.

Any proxy may be revoked at any time prior to its exercise by delivery of a later-dated proxy (including by using the toll-free telephone number or Internet website address) or by attending the special meeting and notifying the chairman of the special meeting that you would like your proxy revoked. By authorizing your proxy promptly, you can help us avoid the expense of further proxy solicitations.

Pursuant to a Stipulation and Agreement of Settlement (the “Stipulation”) dated October 8, 2014, as supplemented on December 4, 2014, and preliminarily approved by the United States District Court for the Western District of Tennessee (the “Court”) on April 30, 2015, we agreed to adopt and present for a vote the amendment to our Amended and Restated Charter and the merger agreement. The following is a summary of the Stipulation, and is qualified in its entirety by reference to the full text of the Stipulation, a copy of which is attached to the proxy statement as Annex C. The Stipulation was negotiated in connection with the action David Johnson, et al. v. W2007 Grace Acquisition I Inc., et al., No. 2:13-cv-02777 (W.D. Tenn.) brought against the Company, our board of directors, and certain of our equity holders and their affiliates, by individual current and former holders of our Series B Preferred Stock and Series C Preferred Stock (the “Action”).

The Stipulation resolves claims asserted in the Action on behalf of (i) members of the Holder Class (defined as any and all persons who, as of August 22, 2014 and through the effective time of the merger, hold shares of the Preferred Stock, excluding the defendants in the Action and their affiliates, persons who opt out of the Holder Class, and holders of dissenting shares) and (ii) members of the Seller Class (defined as all persons who sold some or all of their shares of Preferred Stock between October 25, 2007 and October 8, 2014, inclusive, and suffered a loss, excluding the defendants in the Action, their affiliates and persons who sold shares to PFD Holdings, and persons who opt out of the Seller Class). The Stipulation also provides for a broad release by members of the Holder Class and Seller Class of any and all claims (including any and all unknown claims), demands, actions, causes of action, obligations, debts, judgments and liabilities of any kind, nature and description, whether direct or derivative, whether at law or in equity, upon any legal or equitable theory, whether contractual, common law or statutory, whether arising under federal, state, common, or foreign law (including, without limitation, claims under the federal securities laws and regulations, claims for breach of fiduciary duty, breach of contract or corporate charter, or the misstatement of or the failure to disclose material facts), whether secured or unsecured, contingent or absolute, choate or inchoate, liquidated or unliquidated, perfected or unperfected, in any forum, including in arbitration or similar proceedings, including class, derivative, individual or other claims, that previously existed or that currently exist as of the date of the approval of the settlement contemplated by the Stipulation (the “Settlement”) by the Court or that may arise in the future, against the released defendant parties in the Action, (1) related to the purchase, sale, holding or investment in, or the terms of, the securities of the Company or its predecessors (including Equity Inns, Inc.), including, without limitation, the Preferred Stock, (2) asserted, or that could have been asserted, in the Action or arising out of or relating to the facts, matters and transactions alleged in the Action, including, without limitation, claims for breach of contract, claims for breach of fiduciary duties, and claims for violations of the TBCA, and/or (3) arising out of the merger that is a component of the Settlement, including, without limitation claims related to the sufficiency of the merger process and the proxy statement, and claims for breach of the fiduciary duties; provided that the released claims do not include claims based upon the interpretation or enforcement of the terms of the Settlement.

In addition, the letter of transmittal, a form of which is attached to the merger agreement included as Annex B to the enclosed proxy statement, will contain a release using the same language. In consideration for the release of claims, as described in the Stipulation, current holders of Preferred Stock, including members of the Holder Class, are entitled to receive the merger consideration, subject to the terms and conditions set forth in the merger agreement and the Stipulation. Holders of our Series B Preferred Stock and Series C Preferred Stock will not be entitled to receive the merger consideration until after they surrender their certificate or certificates to the exchange agent, together with a duly completed and executed letter of transmittal and any other documents the exchange agent may reasonably require.

The Stipulation also provides for a Seller Class Settlement Fund of $6 million, which is distributable to members of the Seller Class, after taxes and notice and administration expenses (the “Net Seller Class Settlement Fund”), pursuant to a Plan of Allocation preliminarily approved by the Court. Members of the Seller Class must submit Proof of Claim Forms by the date set by the Court in the Preliminary Approval Order and specified in the Notice of Pendency of Class Action and Proposed Settlement (“Notice”). The Claims Administrator will determine each authorized claimant’s share of the Net Seller Class Settlement Fund based upon each claimant’s recognized loss, as defined in a Plan of Allocation. Any balance in the Net Seller Class Settlement Fund after distribution to authorized claimants will be distributed by the Claims Administrator pro rata to the members of the Holder Class, as set forth in the Plan of Allocation and the Stipulation.

Neither the Company nor our board of directors makes any recommendations as to whether holders of the Preferred Stock should vote in favor of the proposals to be considered at the special meeting for the following reasons, among others:

•	W2007 Grace I, LLC, the Company’s parent and a defendant in the Action (“Company Parent”), owns 100% of the issued and outstanding common stock of the Company and thus controls the vote to elect the board of directors of the Company;

•	PFD Holdings, an affiliate of the Company and defendant in the Action, owns a majority of the Series B Preferred Stock and the Series C Preferred Stock;

•	The Goldman Sachs Group, Inc., an affiliate of the Company and defendant in the Action, owns all of the Series D Preferred Stock; and

•	Approval of the merger agreement and the amendment to our Amended and Restated Charter are conditions to the Stipulation pursuant to which the defendants, including the Company, its directors, Company Parent, PFD Holdings and The Goldman Sachs Group, Inc. will be released.

You must make your own decision as to how to vote your shares at the special meeting and are urged to carefully review all information contained or referred to in the enclosed proxy statement. You should consult your own attorney, financial advisor and tax advisor, respectively, as to legal, financial or tax advice with respect to the proposals to be considered at the special meeting.

Please review the proxy statement accompanying this notice (including the annexes thereto) for a more complete description of the matters proposed to be acted on at the special meeting. We encourage you to read the proxy statement carefully in its entirety. If you have any questions or need assistance voting your shares, please call Morrow & Co., LLC, toll-free at (800) 662-5200 or (203) 658-9400. In addition, you may obtain information about us from our website at www.equityinns.com.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy in the accompanying reply envelope, or submit your proxy by telephone or the Internet. Shareholders who attend the special meeting may revoke their proxies and vote at the special meeting. The enclosed proxy card contains instructions regarding all three methods of proxy authorization.

Dissenters’ rights are available to holders of our Series B Preferred Stock and Series C Preferred Stock with respect to the amendment to our Amended and Restated Charter in the event of its implementation and with respect to the merger in the event it is consummated who do not vote in favor of the respective proposal and who perfect their dissenters’ rights by complying with the provisions of Tennessee law. Please see the discussion under the caption “Dissenters’ Rights” in the enclosed proxy statement for a discussion of the availability of dissenters’ rights and the procedures required to be followed to assert these rights.

By Order of the Board of Directors,

/s/ Gregory Fay Gregory Fay
Secretary

Neither the Securities and Exchange Commission nor any state regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The proxy statement is dated May 14, 2015 and is first being mailed to our shareholders on or about May 18, 2015.

Annex A	Proposed Amendment to the Amended and Restated Charter of W2007 Grace Acquisition I, Inc.
Annex B	Agreement and Plan of Merger, dated as of May 10, 2015, by and among W2007 Grace Acquisition I, Inc., W2007 Grace II, LLC, W2007 Grace Acquisition II, Inc., and, solely for purposes of certain payment obligations contained thereunder, PFD Holdings LLC, Whitehall Parallel Global Real Estate Limited Partnership 2007 and W2007 Finance Sub, LLC
Annex C	Stipulation and Agreement of Settlement, dated as of October 8, 2014
Annex D	Tennessee Dissenters’ Rights Statutes
Annex E	Audited consolidated financial statements of the Company as of December 31, 2014, 2013 and 2012 and for each of the four years ended December 31, 2014
Annex F	Unaudited pro forma condensed consolidated balance sheet of the Company as of December 31, 2014 and unaudited pro forma condensed consolidated statement of operations for year ended December 31, 2014
Annex G	Charter of W2007 Grace Acquisition II, Inc.

-i-

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE PROPOSALS

The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting and the proposals. These questions and answers may not address all questions that may be important to you as a shareholder in deciding how to vote. Please refer to the more detailed information contained elsewhere in this proxy statement (including the annexes hereto). In this proxy statement, the terms “the Company,” “we,” “our,” “ours” and “us” refer to W2007 Grace Acquisition I, Inc.

Q:	Why are these proxy materials being sent to me?

A:	This document is being provided and the enclosed proxy is for use in connection with the upcoming special meeting of our shareholders. Pursuant to a Stipulation and Agreement of Settlement (the “Stipulation”) dated October 8, 2014, as supplemented on December 4, 2014, and preliminarily approved by the United States District Court for the Western District of Tennessee (the “Court”) on April 30, 2015, we agreed to adopt and present for a vote proposals to approve the amendment to our Amended and Restated Charter and the merger agreement. The Stipulation was negotiated in connection with the action David Johnson, et al. v. W2007 Grace Acquisition I Inc., et al., No. 2:13-cv-02777 (W.D. Tenn.) brought against the Company, our board of directors, and certain of our equity holders and their affiliates (the “Action”).

Neither the Company nor our board of directors makes any recommendations as to whether holders of our 8.75% Series B Cumulative Preferred Stock (the “Series B Preferred Stock”) and 9.00% Series C Cumulative Preferred Stock (the “Series C Preferred Stock”, and together with the Series B Preferred Stock, the “Preferred Stock”) should vote in favor of the proposals to be considered at the special meeting for the following reasons, among others:

•	W2007 Grace I, LLC, the Company’s parent and a defendant in the Action (“Company Parent”), owns 100% of the issued and outstanding common stock of the Company and thus controls the vote to elect the board of directors of the Company;

•	PFD Holdings, LLC, an affiliate of the Company and defendant in the Action (“PFD Holdings”), owns a majority of the Series B Preferred Stock and the Series C Preferred Stock;

•	The Goldman Sachs Group, Inc. (the “GS Group”), an affiliate of the Company and defendant in the Action, owns all of the Series D Cumulative Preferred Stock (the “Series D Preferred Stock”); and

•	Approval of the merger agreement and the amendment to our Amended and Restated Charter are conditions to the Stipulation pursuant to which the defendants, including the Company, its directors, Company Parent, PFD Holdings and the GS Group will be released.

You must make your own decision as to how to vote your shares at the special meeting and are urged to carefully review all information contained or referred to in the enclosed proxy statement. You should consult your own attorney, financial advisor and tax advisor, respectively, as to legal, financial or tax advice with respect to the proposals to be considered at the special meeting.

Q:	When and where is the special meeting?

A:	The special meeting is scheduled to be held at 10:00 a.m. Central Time, on July 14, 2015, unless it is postponed or adjourned. The special meeting will be a virtual meeting of shareholders which means that you will be able to participate in the special meeting and vote at the special meeting via live webcast by visiting www.virtualshareholdermeeting.com/982568.

Q:	What matters will be voted on at the special meeting?

A:	You are being asked to vote on the following proposals:

•	whether to approve an amendment to our Amended and Restated Charter to limit the voting rights of holders of the Series B Preferred Stock and the Series C Preferred Stock;

•	whether to approve the merger agreement pursuant to which we will be merged with and into W2007 Grace Acquisition II, Inc. (“Merger Sub”), a Tennessee corporation and wholly-owned subsidiary of W2007 Grace II, LLC (“Parent”), a Tennessee limited liability company owned by W2007 Finance Sub, LLC and Whitehall Parallel Global Real Estate Limited Partnership 2007 (W2007 Finance Sub, LLC and Whitehall Parallel Global Real Estate Limited Partnership 2007 collectively, “Whitehall”); and

•	whether to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the amendment to our Amended and Restated Charter.

Q:	What will holders of our Series B Preferred Stock and our Series C Preferred Stock receive in the merger?

A:	If the merger is completed, each holder of Preferred Stock at the effective time of the merger will be entitled to receive $26.00 in cash, without interest and less any applicable withholding taxes (the “merger consideration”) for each share of our Series B Preferred Stock and each share of our Series C Preferred Stock owned by you immediately prior to the merger (other than shares held by holders who have properly demanded and perfected their dissenters’ rights under the Tennessee Business Corporation Act (the “TBCA”) or shares held by the Company or one of its subsidiaries).

Q:	Why am I being asked to approve the amendment to our Amended and Restated Charter and what vote of the shareholders is required?

A:	The amendment will reduce the vote required to a simple majority of holders of Preferred Stock to take certain action under the Amended and Restated Charter which currently requires the affirmative vote or consent of at least 66 2/3% of the votes entitled to be cast by the holders of the Preferred Stock, voting as a single class. The amendment does not change the number of votes required for the merger to be approved, which is a majority of the outstanding shares of (1) our common stock, (2) our Series B Preferred Stock, (3) our Series C Preferred Stock, and (4) our Series D Preferred Stock, each voting as a separate class. The amendment will, however, facilitate certain actions to be taken, if necessary, in connection with facilitating the merger and the settlement contemplated by the Stipulation (the “Settlement”) without further shareholder approval. For the amendment to our Amended and Restated Charter to be approved, holders of at least 66 2/3% of the outstanding shares of our Series B Preferred Stock and Series C Preferred Stock voting together as a single class must affirmatively vote “FOR” its approval. Each share of our Series B Preferred Stock and Series C Preferred Stock is entitled to one quarter of one (0.25) vote per share and will vote as a single class. There are 3,450,000 shares of our Series B Preferred Stock and 2,400,000 shares of our Series C Preferred Stock entitled to be voted, as a result at least 3,899,610 shares of our Series B Preferred Stock and Series C Preferred Stock voting together as a single class must vote to approve the amendment to our Amended and Restated Charter. The amendment to the Amended and Restated Charter will require the vote of holders of shares of the Series B Preferred Stock and the Series C Preferred Stock other than PFD Holdings. As described in this proxy statement, the amendment to the Amended and Restated Charter is a waivable condition to the Company’s obligation to consummate the merger. Pursuant to the Stipulation, the defendants in the Action may elect, in their sole discretion, to terminate the Settlement if the amendment is not approved by the applicable requisite vote, and the merger will be abandoned.

Q:	What vote is required for the shareholders to approve the merger agreement?

A:

For the merger agreement to be approved, holders of at least a majority of the outstanding shares of (1) our common stock, (2) our Series B Preferred Stock, (3) our Series C Preferred Stock, and (4) our Series D Preferred Stock must each affirmatively vote “FOR” its approval, voting separately by class. Company

Parent beneficially owns and has the right to vote 100% of the 100 shares of the Company’s issued and outstanding common stock and has delivered a unanimous written consent in accordance with the TBCA consenting to the approval of the merger agreement. PFD Holdings beneficially owns and has the right to vote approximately 51% of the outstanding shares of the Series B Preferred Stock and approximately 71% of the Series C Preferred Stock and thus holds a sufficient number of shares of the Series B Preferred Stock and the Series C Preferred Stock to approve the merger agreement for each of the respective classes voting separately without the vote of any other holders of the Series B Preferred Stock or the Series C Preferred Stock. The GS Group, an affiliate of the Company and a defendant in the Action beneficially owns and has the right to vote all of the 112 shares of the issued and outstanding shares of our Series D Preferred Stock and has delivered a unanimous written consent in accordance with the TBCA, consenting to the approval of the merger agreement. Accordingly, the approval by the shareholders of the merger agreement at the special meeting is assured without the affirmative vote of any other shareholder. Pursuant to the Stipulation, the defendants in the Action may elect, in their sole discretion, to terminate the Settlement if the merger or amendment to our Amended and Restated Charter is not approved by applicable requisite vote.

Q:	What vote is required for the shareholders to approve the adjournment of the special meeting?

A:	For the proposal to adjourn the special meeting, if necessary or appropriate, to be approved, with respect to each of our Series B Preferred Stock and our Series C Preferred Stock, the affirmative votes “FOR” the proposal must exceed the affirmative votes “AGAINST” the proposal (even if less than a quorum with respect to such voting group). Thus, the approval by the shareholders of the adjournment proposal at the special meeting is assured without the affirmative vote of any shareholder other than PFD.

Q:	Who is entitled to vote at the special meeting?

A:	Holders of record of our Series B Preferred Stock and our Series C Preferred Stock as of the close of business on May 11, 2015, the record date for the special meeting, are entitled to vote at the special meeting.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement (including the annexes hereto), please vote your shares of Series B Preferred Stock and Series C Preferred Stock as soon as possible. You may vote your shares by returning the enclosed proxy by mail, or by voting by telephone or through the Internet. In addition, if you hold your shares through a broker or other nominee, you may be able to vote through the Internet or by telephone in accordance with instructions your broker or nominee provides. The proxy materials include detailed information on how to vote.

Q:	How will proxy holders vote my shares?

A:	If you properly submit a proxy prior to the special meeting, your shares of Series B Preferred Stock and Series C Preferred Stock will be voted as you direct. If you submit a proxy but no direction is otherwise made, your shares of the Preferred Stock will be voted “FOR” the approval of the amendment to our Amended and Restated Charter, “FOR” the approval of the merger agreement and “FOR” the adjournment of the special meeting.

Q:	Can I change my vote?

A:	After you submit a proxy for your shares, you may change your vote by revoking your proxy at any time before voting is closed at the special meeting. If you hold shares in your name as the shareholder of record, you may revoke your proxy by:

•	submitting to our Secretary, prior to the voting of your proxy, a written notice of revocation, which is dated a later date than your proxy;

•	sending a later-dated proxy (including by using the toll-free telephone number or Internet website address); or

•	attending and voting at the special meeting. Virtual attendance at the shareholder meeting will be considered attendance “in person” for purposes of Tennessee law.

Simply attending the special meeting will not constitute revocation of a proxy. If your shares are held in street name through a broker or other nominee, you should follow the instructions of your broker or nominee regarding revocation of proxies. If your broker or nominee allows you to grant a proxy by telephone or the Internet, you may be able to change how your shares are voted by granting another proxy by telephone or the Internet.

Q:	How will abstentions and broker non-votes be counted?

A:	Absent specific instructions from the beneficial owner of shares, brokers may not vote the shares with respect to any of the proposals to be voted on at the special meeting. Shares of our Series B Preferred Stock and our Series C Preferred Stock held by brokers for customers who have not provided voting instructions on a matter as to which the broker lacks discretion to vote the customer’s shares are referred to generally as “broker non-votes.” For purposes of determining approval of the amendment to the Amended and Restated Charter and the merger agreement, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the amendment to the Amended and Restated Charter or the merger agreement. For purposes of determining approval of the proposal to adjourn the special meeting, if necessary or desirable, abstentions will not affect the outcome as the vote is determined based on a majority of votes cast with respect to a particular voting group of our Series B Preferred Stock and/or our Series C Preferred Stock.

Q:	Will I have dissenters’ rights in connection with the amendment to our Amended and Restated Charter?

A:	Yes. As a holder of our Series B Preferred Stock and/or our Series C Preferred Stock, you are entitled to exercise dissenters’ rights under Section 48-23-102 of the TBCA in connection with the amendment to our Amended and Restated Charter in the event of its implementation if written notice of intent to demand payment is properly delivered to us before the vote on the amendment to our Amended and Restated Charter is taken, you do not vote in favor of the amendment and you otherwise meet certain conditions and satisfy certain procedures set forth in the TBCA and described in this proxy statement under the caption “Dissenters’ Rights.” A copy of the relevant statutory provisions is attached to this proxy statement as Annex D.

Q:	Will I have dissenters’ rights as a result of the merger?

A:	Yes. As a holder of our Series B Preferred Stock and/or our Series C Preferred Stock, you are entitled to exercise dissenters’ rights under Section 48-23-102 of the TBCA in connection with the merger in the event it is consummated if written notice of intent to demand payment is properly delivered to us before the vote on the merger is taken, you do not vote in favor of the merger and you otherwise meet certain conditions and satisfy certain procedures set forth in the TBCA and described in this proxy statement under the caption “Dissenters’ Rights.” A copy of the relevant statutory provisions is attached to this proxy statement as Annex D.

Q:	How do dissenters’ rights affect the merger?

As described in this proxy statement under the caption “Approval of the Merger Agreement (Proposal 2) —Conditions to the Merger,” the Company’s waivable obligation to consummate the merger is conditioned upon, among other things, the holders of no more than 7.5% of the outstanding shares of the Preferred Stock delivering (and not withdrawing), prior to the special meeting, written notice of their intent to demand payment if the merger is effectuated, pursuant to Section 48-23-202 of the TBCA (provided that if this condition is not satisfied as of the special meeting, this condition will nonetheless be deemed satisfied if within two business days following the special meeting holders of the Series B Preferred Stock and Series C Preferred Stock have taken actions irrevocably causing holders with fewer than 7.5% of the outstanding shares of the Preferred Stock in the aggregate to be eligible to exercise dissenters’ rights pursuant to Chapter 23 of the TBCA). Accordingly, the exercise of dissenters’ rights by holders of Preferred Stock not owned by PFD Holdings may result in the merger not being consummated and the Stipulation being terminated. If you timely and validly exercise your dissenters’ rights, you are not a member of the Holder Class and are excluded from the Settlement.

Q:	Does the amendment to the Amended and Restated Charter Alter the Vote Required to Approve the Merger Agreement?

A:	No. If approved, we expect to file the articles of amendment to the Amended and Restated Charter with the Secretary of State of the state of Tennessee after the Stipulation has been finally approved by the District Court for the Western District of Tennessee, and a final order and judgment that is no longer appealable with respect to the Stipulation has been entered. As described in more detail below in this proxy statement under the caption “Approval of the Merger Agreement (Proposal 2)—Conditions to the Merger,” approval of the amendment to our Amended and Restated Charter is a waivable condition precedent to the consummation of the merger pursuant to the merger agreement. While the amendment to the Amended and Restated Charter is a waivable condition to the consummation of the merger, the amendment to the Amended and Restated Charter will not alter the vote required to approve the merger agreement as described in this proxy statement under the caption “The Special Meeting—Vote Required”.

Q:	When is the merger expected to be completed?

A:	We are working towards completing the merger as quickly as possible. The merger cannot be completed until a number of conditions are satisfied or waived as described in this proxy statement under the caption “Approval of the Merger Agreement (Proposal 2)—Conditions to the Merger.” A condition to the Company’s obligation to consummate the merger, which is non-waivable, is that the Stipulation has been finally approved by the District Court for the Western District of Tennessee, and a final order and judgment that is no longer appealable with respect to the Stipulation has been entered. We cannot specify when, or assure you that, all conditions to closing will be satisfied or waived.

Q:	What if the merger is not consummated or the terms and conditions of the Stipulation are otherwise not complied with or satisfied?

A:

If the merger is not consummated and the merger agreement is terminated, or if the terms and conditions of the Stipulation are not otherwise complied with and satisfied, the Stipulation will be terminated and you will continue to hold your shares of our Series B Preferred Stock and/or our Series C Preferred Stock. The sale of hotels to affiliates of American Realty Capital Hospitality Trust, Inc. (the “ARC Buyers”) described in this proxy statement under the caption “Certain Background Information Regarding the Company and the Proposals —ARC Transaction” (the “ARC Transaction”) was consummated on February 27, 2015. On March 30, 2015, we announced that W2007 Equity Inns Senior Mezz, LLC (“Senior Mezz”), an entity in which the Company has a 3% interest, had entered into a contract (the “Excluded Hotel Sale Agreement”) to sell the 10 hotels which were not included in the transaction with the ARC Buyers (the “Excluded Hotel Assets”) for a combined purchase price of $100 million. The Excluded Hotel Sale Agreement was terminated by the purchasers on May 6, 2015 (the ARC Buyers had previously elected to exclude the same hotels from the ARC Transaction). While the Sellers (as defined below) expect to sell the Excluded Hotel Assets, there can be no assurance as to whether or when the Excluded Hotel Assets will be sold, the form of consideration which may be received in respect of the Excluded Hotel Assets or whether the consideration which may be received in respect of the Excluded Hotel Assets will be greater or less than the purchase price in the Excluded Hotel Sale Agreement. Even if a transaction for the Excluded Hotel Assets does occur, there can be no assurance as to when a distribution from such sale proceeds will be received by the Company. In the event that the merger is not consummated, we would likely seek to distribute any net proceeds we received and retained from any such sales. We are also faced with the possibility of having to register as an “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”). We expect to take actions to ensure that does not occur, which may include the merger, or the disposition of our investment securities, including through liquidation, or the acquisition of sufficient assets that are not investment securities in order for us not to be deemed an investment company under the Investment Company Act. See information described under the caption “Cautionary Statements”.

Q:	How does the ARC Transaction affect the Stipulation or the proposals to be considered at the special meeting?

A:	The ARC Transaction was consummated on February 27, 2015. As a result, the Company no longer is engaged in the business of operating hotels, other than its 3% interest of the Excluded Hotel Assets. As described in this proxy statement under the caption “Certain Background Information Regarding the Company and the Proposals—ARC Transaction,” the proceeds received in the ARC Transaction totaled $131.4 million consisting of (i) $22.2 million cash at closing subject to a post-closing adjustment to reflect actual proration of certain operating items in respect of the 20 Trust Hotels in which the Company had an interest of 100%; (ii) Class A Interests (as defined below) with Initial Capital Contributions (as defined below) of $99.8 million; and (iii) $12.9 million in respect of the 96 other hotels sold in the ARC Transaction in which the Company had an interest of 3%; offset by $3.5 million of net accrued or contingent costs related to the ARC Transaction (as described below). We estimate the proceeds that could be distributed to the holders of the Preferred Stock over time, including PFD Holdings, as a result of the ARC Transaction would be approximately $22.46 per share assuming the Initial Capital Contributions of the Class A Interests are repaid in full and excluding (a) any Preferred Return (as defined below) that may be received in connection with the Class A Interests, (b) a present value discount to the repayment of the Class A Interests or any Preferred Return which such payments will occur over time, (c) any value attributed to the Excluded Hotel Assets, (d) any cash, other working capital assets and liabilities of the Company which might otherwise result in a distribution to holders of the Preferred Stock in connection with the liquidation of the Company and (e) any income tax effects which may be applicable to proceeds received by the Company (the “Estimated Proceeds over Time from the ARC Transaction”).

We estimate the present value (applying a 15% discount rate) of the Estimated Proceeds over Time from the ARC Transaction plus the Preferred Return, would be approximately $19.23 per share to the holders of the Preferred Stock, including PFD Holdings (the “Estimated Present Value of Proceeds from the ARC Transaction”). The Estimated Present Value of Proceeds from the ARC Transaction assumes that interest is collected monthly and 50% of the Initial Capital Contribution is collected 36 months after February 27, 2015, the closing date of the ARC Transaction, and the remaining 50% of the Initial Capital Contribution is collected 48 months after the closing of the ARC Transaction. The Estimated Present Value of Proceeds from the ARC Transaction excludes (i) any value attributed to the Excluded Hotel Assets, (ii) any cash, other working capital assets and liabilities of the Company which might otherwise result in a distribution to holders of the Preferred Stock in connection with the liquidation of the Company and (iii) any income tax effects which may be applicable to proceeds received by the Company.

Post-closing adjustments related to the ARC Transaction are expected to be concluded on or about May 27, 2015. The working capital of the Company and Senior Mezz may be affected by these adjustments, the impact and magnitude of which cannot be estimated prior to completion of the post-closing review.

Assuming the proceeds that would be received in respect of the Excluded Hotel Assets equal the $100.0 million that was provided for in the Excluded Hotel Sale Agreement (which has since been terminated) less $2.0 million of estimated transaction expenses (not taking into account in each case any present value discount), the Company estimates that the potential proceeds in respect of such hotels would result in approximately $0.50 per share of Preferred Stock (the “Estimated Potential Proceeds from the Sale of the Excluded Hotel Assets”). The sum of the Estimated Proceeds over Time from the ARC Transaction and the Estimated Potential Proceeds from the Sale of the Excluded Hotel Assets would be approximately $22.96 per share of Preferred Stock. The sum of the Estimated Present Value of Proceeds from the ARC Transaction and the Estimated Potential Proceeds from the Sale of the Excluded Hotel Assets would be approximately $19.73 per share of Preferred Stock.

The Excluded Hotel Sale Agreement was terminated by the purchasers on May 6, 2015 (the ARC Buyers had previously elected to exclude the same hotels from the ARC Transaction). While the Sellers expect to sell the Excluded Hotel Assets, there can be no assurance as to whether or when the Excluded Hotel Assets will be sold, the form of consideration which may be received in respect of the Excluded Hotel Assets or whether the consideration which may be received in respect of the Excluded Hotel Assets will be greater or less than the purchase price in the Excluded Hotel Sale Agreement. Even if a transaction for the Excluded Hotel Assets does occur, there can be no assurance as to when a distribution from such sale proceeds will be received by the Company.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, the exchange agent will send you a formal letter of transmittal and written instructions for exchanging your stock certificates for the merger consideration. You must return your stock certificates as described in these instructions along with a properly executed letter of transmittal. You will receive your payment after the exchange agent receives your stock certificates (or you otherwise comply with the requirements set out in the letter of transmittal), together with the documents requested in the instructions including a properly executed letter of transmittal. A form of letter of transmittal is attached to the merger agreement included as Annex B to this proxy statement.

Q:	Who can help answer my questions?

A:	If you have questions about the special meeting, the Stipulation, the amendment to our Amended and Restated Charter or the merger after reading this proxy statement, you should call Morrow & Co., LLC, toll-free at (800) 662-5200 or (203) 658-9400.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This proxy statement (including the annexes attached hereto) contains certain forward-looking statements, including statements relating to the Stipulation, the consummated ARC Transaction, the amendment to our Amended and Restated Charter, the merger, the merger agreement and the other transactions contemplated by the merger agreement, including statements concerning the settlement of certain litigation including pursuant to the Stipulation, the anticipated closing date of the merger, the tax consequences of the merger and the other transactions contemplated by the merger agreement and the possibility that any of the conditions to the closing of the merger, including those outside our control, will be satisfied. These forward-looking statements are based on current expectations, beliefs, assumptions, estimates and projections. Words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects” and variations of such words and similar words also identify forward-looking statements. We also may provide oral or written forward-looking information in other materials released by us to the public.

You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control. The risks and uncertainties discussed in this proxy statement, include, among other things:

•	the inability to satisfy the conditions of the Stipulation and the uncertainty associated with the ongoing litigation if the Stipulation is terminated;

•	the inability of the ARC Buyers to make payments in respect of the Initial Capital Contributions;

•	the uncertainty as to when or whether the Excluded Hotel Assets will be sold;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceedings that have been or may be instituted;

•	the inability to complete the merger and the other transactions contemplated by the merger agreement due to the failure to obtain the requisite shareholder approval or the failure to satisfy other conditions to completion of the merger and the other transactions contemplated by the merger agreement; and

•	the failure of the merger and the other transactions contemplated by the merger agreement to be completed for any other reason.

These risks and uncertainties should be considered in evaluating any forward-looking statements contained in this proxy statement. Although we believe that the expectations reflected in any forward-looking statements that we made are based upon reasonable assumptions, these risks, uncertainties and other factors may cause material differences from our expectations expressed or implied by such forward-looking statements. Accordingly, there can be no assurance that these expectations will be realized.

We undertake no obligation to update or revise forward-looking statements contained in this proxy statement to reflect changes in underlying assumptions or factors, new information, future events or otherwise. All forward-looking statements speak only as of the date of this proxy statement.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

THE SPECIAL MEETING

Date, Time and Place

This proxy statement is being furnished for use in connection with the special meeting, and at any adjournments or postponements of that meeting. The special meeting will be held on July 14, 2015, at 10:00 a.m. Central Time. The special meeting will be a virtual meeting of shareholders which means that you will be able to participate in the special meeting and vote at the special meeting via live webcast by visiting www.virtualshareholdermeeting.com/982568.

Matters to be Considered

At the special meeting, holders of the Preferred Stock will be asked to consider and approve (1) an amendment to our Amended and Restated Charter to limit the voting rights of holders of our Series B Preferred Stock and Series C Preferred Stock; (2) the merger agreement pursuant to the terms and subject to the conditions of the merger agreement; and (3) the adjournment of the special meeting, if necessary or appropriate, including to solicit additional votes in favor of the proposals to approve the amendment to our Amended and Restated Charter.

Record Date and Quorum Requirement; Broker Non-Votes

We have set the close of business on May 11, 2015 as the record date for determining those holders of the Preferred Stock who are entitled to notice of, and to vote at, the special meeting. As of the record date, 3,450,000 shares of our Series B Preferred Stock and 2,400,000 shares of our Series C Preferred Stock were outstanding.

The presence at the special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of each of our Series B Preferred Stock and our Series C Preferred Stock on the record date will constitute a quorum with respect to such class, allowing us to conduct the business of the special meeting. Whether or not a quorum is met with respect to the proposals is entirely within the control of affiliates of the Company.

A properly executed proxy marked “ABSTAIN” and a broker non-vote will be counted for purposes of determining whether a quorum is present at the special meeting but will not be voted “FOR” any of the proposals to be voted on at the special meeting. Shares of the Preferred Stock held by brokers for customers who have not provided voting instructions on a matter as to which the broker lacks discretion to vote the customer’s shares are referred to generally as “broker non-votes.” Brokers do not have discretion to vote your shares “FOR” or “AGAINST” approval of any of the proposals to be voted on at the special meeting. As a result, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the proposal to approve the amendment to our Amended and Restated Charter or the merger agreement. However, abstentions will not affect the outcome of any vote regarding the adjournment, if necessary or appropriate.

Vote Required

The proposal to approve the amendment to our Amended and Restated Charter requires the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of our Series B Preferred Stock and Series C Preferred Stock that are entitled to vote at the special meeting voting together as a single class. Each share of our Series B Preferred Stock and Series C Preferred Stock is entitled to one quarter of one (.25) vote per share and will vote as a single class.

The proposal to approve the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of each class of our capital stock that are entitled to vote at the special meeting, voting separately by class. Company Parent beneficially owns and has the right to vote 100% of the 100 shares of the Company’s issued and outstanding common stock and has delivered a unanimous written consent in accordance with the TBCA consenting to the approval of the merger agreement. PFD Holdings beneficially owns and has the right to vote approximately 51% of the outstanding shares of the Series B Preferred Stock and approximately 71% of the Series C Preferred Stock and thus holds a sufficient number of shares of the Series B Preferred Stock and the Series C Preferred Stock to approve the merger for each of the respective classes voting separately without the vote of any other holders of the Series B Preferred Stock or the Series C Preferred Stock. The GS Group, an affiliate of the Company and a defendant in the Action, beneficially owns and has the right to vote all of the 112 shares of the issued and outstanding shares of the Series D Preferred Stock and has delivered a unanimous written consent in accordance with the TBCA, consenting to the approval of the merger agreement. Accordingly, the approval by the shareholders of the merger agreement at the special meeting is assured without the affirmative vote of any other shareholder.

For the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies, to be approved, with respect to each of our Series B Preferred Stock and our Series C Preferred Stock, the affirmative votes by holders of a particular class “FOR” the proposal must exceed the affirmative votes “AGAINST” the proposal by the holders of such class (even if less than a quorum with respect to such class). Thus, the approval by the shareholders of the adjournment proposal at the special meeting is assured without the affirmative vote of any shareholder other than PFD Holdings.

If you hold your shares of Series B Preferred Stock or Series C Preferred Stock in “street name” (that is, through a broker or other nominee), your broker or nominee will not vote your shares unless you provide instructions to your broker or nominee on how to vote your shares. You should instruct your broker or nominee how to vote your shares by following the directions provided by your broker or nominee.

Because the required votes to approve the amendment to our Amended and Restated Charter and to approve the merger agreement are based on the number of shares of the applicable voting group outstanding rather than on the number of votes cast, if you fail to authorize a proxy to vote your shares by completing and returning the enclosed proxy card, fail to vote at the special meeting, fail to instruct your broker or nominee on how to vote or abstain from voting, it will have the same effect as a vote “AGAINST” the approval of the amendment to our Amended and Restated Charter or the merger agreement as applicable.

Voting by Proxy; Revocability of Proxy

Even after you have properly submitted your proxy card, you may change your vote at any time before the proxy is voted by delivering to our Secretary either a notice of revocation or a duly executed proxy bearing a later date. In addition, the powers of the proxy holders will be suspended with respect to your proxy if you attend the special meeting in person and notify the chairman of the special meeting that you would like your proxy revoked. Attendance at the special meeting will not by itself revoke a previously granted proxy. If you have instructed a broker or nominee to vote your shares, you must follow the directions received from your broker or nominee to change your proxy instructions. Also, if you elect to vote at the special meeting and your shares are held by a broker or nominee, you must obtain a legal proxy from the broker or nominee of your shares to be entitled to vote those shares at the meeting.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed with respect to our Series B Preferred Stock or our Series C Preferred Stock for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting, unless a new record date must be set. Whether or not a quorum exists, holders of at least a majority of the votes cast by the holders of our Series B Preferred Stock or our Series C Preferred Stock present in person or represented by proxy at the special meeting and entitled to vote at the special meeting may vote to adjourn the special meeting with respect to their respective shares of our Series B Preferred Stock and/or our Series C Preferred Stock. The chair of the special meeting may also adjourn the special meeting with respect to our Series B Preferred Stock and/or our Series C Preferred Stock for which a quorum is not obtained. Any adjournment or postponement of the special meeting, including for the purpose of soliciting additional proxies, will allow our shareholders who have already submitted their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

This proxy solicitation is being made and paid for by us pursuant to the terms of the Stipulation, a copy of which is attached hereto as Annex C.

Other Information

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated May 14, 2015. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

CERTAIN BACKGROUND INFORMATION REGARDING THE COMPANY AND THE PROPOSALS

Certain Information Concerning the Company, Company Parent and the Operating Partnership

The summary of the Company and certain transactions described in this section do not purport to be complete and are qualified in their entirety by reference to our financial statements which are available in our Annual Report on Form 10-K for the year ended December 31, 2014 that we have filed with the Securities and Exchange Commission (the “SEC”) and attached to this proxy statement as Annex E, and the Original Sale Agreement and the Sale Agreement which are available as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2014 or upon request. Shareholders may request information by mailing such request to: 6011 Connection Drive, Irving, Texas 75039 (attention: Equity Inns asset manager). If an email address is provided, a Company representative will email you the requested documents at no charge. If no email address is provided, or paper copies are requested, the Company will send you the requested documents by mail at no charge. In addition, the Sale Agreement was filed as an exhibit to the Current Report on Form 8-K filed by the Company on March 5, 2015 with the SEC.

All documents that we file with the SEC on or after the date of this proxy statement pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the special meeting that relate to periods or events occurring in 2015, will be deemed to be incorporated by reference into this proxy statement and to be a part of it from the date of filing of such documents. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC under its rules and regulations, including information furnished pursuant to Item 2.02 or 7.01 of Form 8-K. Any statement contained in a document incorporated or deemed to be incorporated by reference in this proxy statement shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in it or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this proxy statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

We incorporate by reference the following documents that we have filed with the SEC, and any filings that we make with the SEC in the future, under the Exchange Act, until the special meeting has been held:

•	our Annual Report on Form 10-K for the year ended December 31, 2014; and

•	our Current Reports on Form 8-K or Form 8-K/A filed with the SEC on March 5, 2015, March 19, 2015, March 30, 2015, April 22, 2015, May 1, 2015 and May 11, 2015.

These documents, as well as various other reports, proxy statements and other information, may also be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding the company and other issuers that file electronically with the SEC. The address of the SEC’s internet site is www.sec.gov.

Company Structure and Business. The Company, through its subsidiaries, used to own premium-branded, limited-service hotels in the upscale and upper midscale segments of the lodging industry, as these segments are currently defined by Smith Travel Research, a leading source of lodging industry data. The Company and W2007 Equity Inns Gen-Par, LLC (“Gen-Par”), a wholly-owned subsidiary of Company Parent, are the general partners of the operating partnership, W2007 Equity Inns Partnership, L.P., a Tennessee limited partnership (the “Operating Partnership”), each holding a 1% general partnership interest. Company Parent is the limited partner of the Operating Partnership, holding a 98% limited partnership interest. The Company also owns 100% of W2007 Equity Inns Trust, a Maryland trust (the “Trust”). The Company does not have any operations independent from its ownership interest in the Operating Partnership and the Trust, and since the closing of the ARC Transaction, none of the Company or any of its subsidiaries has any active operations. At December 31, 2014, a group of 106 hotels (collectively, the “Senior Mezz Hotels”) were owned by wholly-owned subsidiaries of Senior Mezz. All but the Excluded Hotel Assets were sold on February 27, 2015 in the ARC Transaction. Senior Mezz is owned 97% by

WNT Holdings, LLC (“WNT”) and 3% by the Operating Partnership indirectly; therefore WNT will receive 97% of distributable proceeds from Senior Mezz and the Operating Partnership will receive 3% of distributable proceeds from Senior Mezz when any amounts are distributed by Senior Mezz. At December 31, 2014, a group of 20 hotels (collectively, the “Trust Hotels”) were owned by various limited partnerships with various corporations as their sole general partners, which corporations were wholly-owned by the Trust. These general partners each own a 1% ownership interest in the respective limited partnerships and the Operating Partnership owns the remaining 99% ownership interest in the respective limited partnerships. All of the Trust Hotels were sold on February 27, 2015 in the ARC Transaction.

Our common stock is 100% owned by Company Parent, which is wholly-owned by Whitehall. The general partner of Whitehall Parallel Global Real Estate Limited Partnership 2007 and of the partnerships owning W2007 Finance Sub, LLC is a wholly-owned subsidiary of the GS Group and, therefore, is an affiliate of the GS Group. The GS Group in turn also controls Goldman Sachs Mortgage Company (“GSMC”). Consequently, GSMC is also an affiliate of Whitehall. WNT is wholly-owned by Whitehall and is thus an affiliate of Company Parent and the Company. As the Company holds no direct or indirect equity interest in WNT, shares of the Preferred Stock do not hold any direct or indirect equity interest in WNT.

2007 Mergers. On October 25, 2007, pursuant to the Agreement and Plan of Merger, dated as of June 20, 2007, by and among Company Parent, the Company, Grace II, L.P., the Operating Partnership and Equity Inns, Inc. (“Equity Inns”), Equity Inns merged with and into the Company, with the Company being the surviving corporation, and Grace II, L.P. merged with and into the Operating Partnership, with the Operating Partnership being the surviving partnership (such mergers, collectively, the “2007 Mergers”). In the 2007 Mergers, each share of Series B Preferred Stock of Equity Inns (“ENN Series B Shares”) and each share of Series C Preferred Stock of Equity Inns (“ENN Series C Shares”) was converted into the right to receive one share of our Series B Preferred Stock and one share of our Series C Preferred Stock, respectively. Each share of our Series B Preferred Stock and Series C Preferred Stock has identical rights, preferences, limitations and restrictions as compared to the ENN Series B Shares and ENN Series C Shares, respectively.

Prior to the 2007 Mergers, Equity Inns, through its wholly-owned subsidiary, the Trust was the sole general partner of the Operating Partnership, holding an approximate 98% interest, and certain third parties were the limited partners of the Operating Partnership, holding the remaining ownership interests. Following the 2007 Mergers, the Company and Gen-Par replaced Equity Inns as general partners of the Operating Partnership, each holding a 1% general partnership interest, and Company Parent became a limited partner of the Operating Partnership, holding a 98% limited partnership interest.

Following the 2007 Mergers, the Company and Company Parent entered into a Keepwell Agreement, effective as of the date of the 2007 Mergers (the “Keepwell Agreement”), pursuant to which Company Parent agreed to make such cash payments to the Company as are necessary to enable the Company to satisfy its obligations to the holders of the Preferred Stock in accordance with the Company’s charter when the Company determines, or is legally compelled, to satisfy such obligations. To date, no payments have been made and none are due under the Keepwell Agreement. The Keepwell Agreement may be terminated by Company Parent at any time upon 30 days’ prior written notice. The Keepwell Agreement does not provide for any third-party beneficiaries.

REIT Election. On March 31, 2008, pursuant to Section 856(g)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), with authorization from our sole common shareholder and the unanimous consent of the our board of directors, we revoked our election under Section 856(c)(1) of the Code to be a REIT for the taxable year ending December 31, 2008. Consequently, subsequent to December 31, 2007, we have been subject to income taxes at statutory corporate rates.

Certain Debt Transactions. In June 2009, as part of a series of recapitalization transactions, GSMC, one of our lenders at the time, in exchange for the cancellation of $544.8 million of the indebtedness incurred in connection with the 2007 Mergers, acquired an option to purchase, with no strike price, a 97% equity interest in Senior Mezz which indirectly owns all of the Senior Mezz Hotels (the “Purchase Option”).

In December 2010, we negotiated a modification of our existing indebtedness with certain of our debt holders and subsequently entered into a modification agreement (the “Modification Agreement”). Among other things, the Modification Agreement provided that substantially all of the cash flows from the Senior Mezz Hotels must be directed to accounts controlled by the lenders holding such loans. The Modification Agreement also specified certain limited uses for the cash flow “trapped” by such lenders. Annually in August, all remaining cash in the working capital reserve account controlled by such lenders in excess of a specified amount, as defined in the Modification Agreement, was to be used to pay-down principal due under our mortgage loan.

In February 2012, the Purchase Option, which was originally scheduled to expire in June 2015, was amended to expire in July 2021, or such other later date if the maturity of our then existing debt was further extended. In July 2012, WNT acquired the Purchase Option from GSMC’s affiliate for $175 million.

On April 11, 2014, we refinanced certain of our then existing indebtedness. As a result of these refinancing transactions, the Senior Mezz Hotels are currently encumbered by debt in an aggregate principal amount of $976 million, which amount includes (i) a loan in original principal amount of $865 million made by German American Capital Corporation to W2007 Equity Inns Realty, L.P. and W2007 Equity Inns Realty, LLC (the “Deutsche Bank Loan”) and (ii) a loan in original principal amount of $111 million made by German American Capital Corporation to WNT Mezz I, LLC (the “Mezzanine Loan”). In connection with this refinancing, the “cash trap” under our previous mortgage and the cash flow pledge of the Trust Hotels ceased. Each of the Deutsche Bank Loan and the Mezzanine Loan were assumed by the ARC Buyers in the ARC Transaction pursuant to the Sale Agreement.

Also on April 11, 2014, WNT exercised the Purchase Option in connection with the refinancing.

Certain Matters Related to the Preferred Stock. As described above, since the consummation of the 2007 Mergers, certain of our indebtedness documents have at various times contained covenants restricting the distribution of cash generated from the operations of the Senior Mezz Hotels and the Trust Hotels that restricted the ability of the Operating Partnership and the Trust to distribute cash to the Company. From May 2008 until the refinancing of our indebtedness, the Company did not make any dividend payments on the Preferred Stock due to such restrictive covenants. Since the refinancing, while the Company is no longer subject to covenants that would prevent the payment of dividends, in light of the Company’s and its subsidiaries’ cash position, the Company’s and its subsidiaries’ pending liabilities, including the potential obligation of the Company to pay the merger consideration contemplated under the Stipulation and Settlement and outstanding debt and other general corporate purposes, the Company does not expect to commence payment of dividends or otherwise distribute the proceeds of the ARC Transaction. Decisions regarding future dividends on the shares of Preferred Stock will be made quarterly by our board of directors based on the facts and information available at that time.

For so long as the merger and Stipulation are not terminated, the Company does not expect to commence payment of dividends or to otherwise distribute the net proceeds from the ARC Transaction, but instead expects to use the net proceeds for general corporate purposes, including satisfaction of liabilities. In addition, the Company has used the net proceeds to retire outstanding debt. If the merger is consummated, holders of shares of the Preferred Stock, who do not exercise appraisal rights, will be entitled to receive only the merger consideration (together with any payments to which they may be entitled to as members of the Seller Class or the Holder Class).

As of December 31, 2014, the Company had $86,312,500 in accumulated, undeclared dividends on the Preferred Stock. As of December 31, 2014, the accumulated, undeclared preferred stock dividends were $14.58 per share of our Series B Preferred Stock and $15.00 per share of our Series C Preferred Stock. To date, the Company has called special shareholder meetings on June 3, 2010, December 14, 2010 and March 27, 2012 to permit the holders of the Preferred Stock to elect two additional board members; however, at each meeting a quorum was not achieved and, therefore, additional directors have not been elected. Other than approximately 17,000 shares currently held by Broad Street Principal Investments, LLC, an affiliate of the GS Group, none of PFD Holdings or any of its affiliates owned any shares of Preferred Stock at the record dates for each of these respective meetings.

Financial and Other Information About the Company

Audited consolidated financial statements of the Company as of December 31, 2014, 2013 and 2012 and for each of the four years ended December 31, 2014 are included in our Annual Report on Form 10-K for the year ended December 31, 2014 that we have filed with the SEC and are attached to this proxy statement as Annex E. Unaudited pro forma condensed consolidated balance sheet of the Company as of December 31, 2014 and unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2014 to reflect the consummation of the ARC Transaction are included in our Current Report on Form 8-K/A that we filed with the SEC on May 1, 2015 and are attached to this proxy statement as Annex F. Holders of our Series B Preferred Stock and our Series C Preferred Stock are urged to carefully review all information in the proxy statement (including the annexes hereto).

ARC Transaction

On May 23, 2014, certain subsidiaries of the Company and WNT (collectively, the “Sellers”) entered into a Real Estate Sale Agreement (the “Original Sale Agreement”) with the ARC Buyers pursuant to which the Sellers agreed to sell 126 hotels for a combined purchase price of $1.925 billion (of which $347 million was allocated to the Trust Hotels and $1.578 billion was allocated to the Senior Mezz Hotels), subject to certain adjustments. On November 11, 2014, the Sellers and the ARC Buyers agreed to amend and restate the Original Sale Agreement (as so amended and further amended by the First Amendment dated February 13, 2015 and the Letter Agreement dated February 24, 2015, the “Sale Agreement”), pursuant to which the ARC Buyers agreed to purchase 116 of the 126 Hotels (all 20 of the Trust Hotels and 96 of the Senior Mezz Hotels) for $1.808 billion (of which $347 million was allocated to the Trust Hotels and $1.461 billion to the Senior Mezz Hotels being sold).

The ARC Transaction was consummated on February 27, 2015, as described in the Current Report on Form 8-K, filed by the Company on March 5, 2015. The 116 Hotels that were sold under the Sale Agreement are referred to as the “Sold Hotels,” and the 10 Hotels which were excluded from the ARC Transaction are referred to as the “Excluded Hotel Assets.” Nine of the ten Excluded Hotel Assets are older “generation 1” Residence Inn properties, which are expected to require greater capital expenditures than the properties which were sold in the Trust Hotel and Senior Mezz Hotel portfolios. The remaining Excluded Hotel Asset is a Homewood Suites by Hilton whose franchise license expires in October 2017. On March 30, 2015, we announced that Senior Mezz had entered into the Excluded Hotel Sale Agreement to sell the Excluded Hotel Assets for a combined purchase price of $100 million. The Excluded Hotel Sale Agreement was terminated by the purchasers on May 6, 2015 (the ARC Buyers had previously elected to exclude the same hotels from the ARC Transaction). While the Sellers expect to sell the Excluded Hotel Assets, there can be no assurance as to whether or when the Excluded Hotel Assets will be sold, the form of consideration which may be received in respect of the Excluded Hotel Assets or whether the consideration which may be received in respect of the Excluded Hotel Assets will be greater or less than the purchase price in the Excluded Hotel Sale Agreement. Even if a transaction for the Excluded Hotel Assets does occur, there can be no assurance as to when a distribution from such sale proceeds will be received by the Company.

In connection with the transactions contemplated by the Sale Agreement, the board of directors of the Company received an opinion from Deutsche Bank Securities Inc. (“DBSI”) to the effect that, as of November 18, 2014, and subject to the assumptions, limitations, qualifications and conditions set forth in such opinion, the consideration to be received by the Company from the sale contemplated by the Sale Agreement was fair, from a financial point of view, to the Company. DBSI’s opinion did not address any other terms or conditions of the sale, including any adjustments, prorations or credits to the consideration pursuant to the Sale Agreement. In addition, DBSI did not express an opinion with respect to the selection of the Excluded Hotel Assets. The opinion was delivered solely for the use and benefit of the Company’s board of directors in connection with its evaluation of the sale and may not be used or relied upon by any other person or for any other purpose.

DBSI’s opinion did not address the terms of the stipulation or the merger or any consideration to be received by holders of Preferred Stock (or any other party) pursuant thereto. Nor did DBSI express an opinion, and such opinion does not constitute a recommendation, as to how any person (including any holder of Preferred Stock) should vote with respect to the merger, the amendment to the Amended and Restated Charter or any other matter or whether any holder of Preferred Stock should exercise appraisal rights. The allocation of consideration among the Senior Mezz Hotels being sold and the Trust Hotels was determined by the parties to the sale. DBSI did not play any role in such allocation and DBSI’s opinion did not address, and DBSI did not consider, the relative fairness of the consideration payable with respect to the Senior Mezz Hotels being sold as compared with the consideration payable with respect to the Trust Hotels. The Company and Whitehall Street Global Real Estate Limited Partnership 2007 agreed to pay DBSI a fee in connection with the sale, all of which was contingent upon consummation of the sale, and agreed to reimburse DBSI for its expenses, and to indemnify DBSI against certain liabilities, in connection with its engagement. DBSI is an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services unrelated to the sale to The Goldman Sachs Group, Inc., Whitehall Street Global Real Estate Limited Partnership 2007 or their respective affiliates, including the Company, for which they have received, and in the future may receive, compensation, including having provided and/or arranged the Deutsche Bank Loan and the Mezzanine Loan. In addition, one or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to American Realty Capital Hospitality Trust, Inc. or its affiliates for which they have received, and in the future may receive, compensation. DBSI has indicated that representatives of the ARC Buyers have raised with members of the DB Group the possibility that the DB Group provide financing to the ARC Buyers in connection with the acquisition of the 20 Trust Hotels. Although no decision has been made with respect to such financing as of the date hereof, the DB Group would anticipate receiving compensation in connection with any such financing, should it be provided. One or more members of the DB Group may hold indebtedness issued by the Company or its affiliates or secured by the Senior Mezz Hotels or the Trust Hotels, some or all of which may be assumed or repaid in connection with the sale. The DB Group may also provide investment and commercial banking services to The Goldman Sachs Group, Inc., Whitehall Street Global Real Estate Limited Partnership 2007 or their respective affiliates, including the Company, or American Realty Capital Hospitality Trust, Inc. or its affiliates in the future, for which we would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of The Goldman Sachs Group, Inc., Whitehall Street Global Real Estate Limited Partnership 2007 or their respective affiliates, including the Company, or American Realty Capital Hospitality Trust, Inc. or its affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

The Sellers have agreed to indemnify the ARC Buyers against any losses incurred by them, to the extent that such losses arise out of breaches of the Sellers’ representations and warranties contained in the Sale Agreement, breaches of certain covenants in the Sale Agreement, and for certain actions or inactions of the Sellers or their property managers with respect to certain employment matters. The maximum aggregate liability of the Sellers pursuant to this indemnity is $30 million and will only be paid if such losses exceed $10 million. The ARC Buyers have agreed to indemnify the Sellers for certain losses incurred by them. The Sale Agreement contains customary representations and warranties by the Sellers. The Sellers have separately agreed, without a limit, to indemnify the ARC Buyers against any losses incurred by them in connection with or relating to the Dent Lawsuit (as defined below under the caption “—Certain Information Concerning Litigation”), the Action (as defined below under the caption “—Certain Information Concerning Litigation”) and an action pending in the state court of the State of Tennessee.

Pursuant to the terms of the Sale Agreement, the ARC Buyers assumed both the Deutsche Bank Loan and the Mezzanine Loan as described above under the caption “Certain Information Concerning the Company, the Company Parent and the Operating Partnership—Certain Debt Transactions.”

Following the consummation of the ARC Transaction, Senior Mezz holds Class A Membership Interests in ARC Hospitality Portfolio I Holdco, LLC, the indirect owner of the 96 Senior Mezz Hotels which were sold, and the Operating Partnership and the Trust hold Class A Membership Interests in ARC Hospitality Portfolio II Holdco, LLC, the indirect owner of the 20 Trust Hotels. We refer to each of ARC Hospitality I Holdco, LLC and ARC Hospitality II Holdco, LLC respectively as a “Holdco,” the Class A Membership Interests in Holdco as “Class A Interests” and the holders of the Class A Interests in such capacity as “Class A Members.” An affiliate of the ARC Buyers (the “ARC Member”) will be the managing member of each Holdco, with control over day-to-day operations subject only to the Class A Members’ consent rights over certain significant decisions.

The Class A Interests have an aggregate initial capital balance of approximately $447.1 million (the “Initial Capital Contributions”) and will bear interest (the “Preferred Return”) at 7.50% per annum for the first 18 months following the closing of the ARC Transaction, and 8.00% per annum thereafter. Following a Changeover Event (as described below), the Class A Interests will bear interest at the then-applicable rate plus 5.00%. The Class A Interests are redeemable at any time by the ARC Member for an amount equal to all of the respective Class A Members’ unreturned Initial Capital Contributions, all accrued and unpaid Preferred Return and all other amounts due and payable to the respective Class A Members (the “Redemption Price”). The ARC Member must return at least 50% of the Class A Members’ respective Initial Capital Contributions within three years and 100% of the Class

A Members’ Initial Capital Contributions within four years, and if it fails to do so, the respective Class A Members may declare a Changeover Event and assume control of the respective Holdco. Proceeds of refinancings and capital events are applied towards paying accrued Preferred Returns and unreturned Initial Capital Contributions before the ARC Member receives distributions. Upon the earlier to occur of the repayment of a note to an affiliate in the amount of approximately $63 million and the ARC Member having raised $100 million in additional capital, 35% of subsequently received proceeds from capital raises must be paid towards the Preferred Returns and unreturned Initial Capital Contributions. Redemption of the Class A Interests is mandatory upon the occurrence of a Changeover Event and on the 90th day following the maturity of the senior debt. Certain affiliates of the ARC Buyers provided a mandatory redemption guaranty to backstop the requirement of the ARC Member to redeem the Class A Interests in accordance with the Operating Agreements of the Holdcos. Prior to a Changeover Event (as defined below), the Class A Interests are generally subject to transfer restrictions without the ARC Member’s consent.

The Class A Members have the right to replace the ARC Member as the managing member and assume full control of the respective Holdco (including over any decision to refinance or sell the Holdco or any properties) upon the occurrence, subject to certain cure and grace periods, of any Changeover Event. Changeover Events include the occurrence of any of the following events: failure to make payments when due; failure to contribute protective capital when required; breaches of representations, warranties and covenants; events of default under debt documents, lease agreements and franchise agreements; and insolvency events.

Following a Changeover Event, in addition to the Class A Members’ mandatory redemption rights, the Class A Members have the right to exercise a buy/sell option pursuant to which the ARC Member must propose a price to the Class A Members for the respective Holdco for which it would either (i) buy all of the Class A Members’ interests in the respective Holdco for the amount that the Class A Members would receive in distributions if such Holdco were sold for such price, or (ii) sell to the Class A Members all of the ARC Member’s interest in such Holdco for the amount that the ARC Member would receive in distributions if such Holdco were sold for such price. The Class A Members would then have the right to elect to either sell their interests to the ARC Member or to buy the ARC Member’s interest at the applicable price.

Based on 5,850,000 shares of Preferred Stock outstanding as of the record date, we estimate the Estimated Proceeds over Time from the ARC Transaction would be approximately $22.46 per share of Preferred Stock assuming the Initial Capital Contributions of the Class A Interests are repaid in full, but without applying a present value discount and excluding any Preferred Return that may be received in connection with the Class A Interests. The Estimated Present Value of Proceeds from the ARC Transaction (applying a 15% discount rate) would be approximately $19.23 per share of the Preferred Stock. The Estimated Present Value of Proceeds from the ARC Transaction assumes that interest is collected monthly and 50% of the Initial Capital Contribution is collected 36 months after February 27, 2015, the closing date of the ARC Transaction, and the remaining 50% of the Initial Capital Contribution is collected 48 months after the closing date of the ARC Transaction. Both the Estimated Proceeds over Time and the Estimated Present Value of Proceeds from the ARC Transaction exclude (i) any value attributed to the Excluded Hotel Assets, (ii) any cash, other working capital assets and liabilities of the Company which might otherwise result in a distribution to holders of the Preferred Stock in connection with the liquidation of the Company and (iii) any income tax effects which may be applicable to proceeds received by the Company. Post-closing adjustments related to the ARC Transaction are expected to be concluded on or about May 27, 2015. The working capital of the Company and Senior Mezz may be affected by these adjustments, the impact and magnitude of which cannot be estimated prior to completion of the post-closing review.

We have calculated these estimates by reducing the $1.808 billion purchase price contemplated by the Sale Agreement by (1) the $976.0 million of indebtedness which was assumed in the ARC Transaction in connection with the Senior Mezz Hotels being sold, the $153.5 million of indebtedness which was repaid in respect of the Trust Hotels and the repayment of the $51.6 million trust preferred securities, (2) approximately $51.7 million in cash expenses paid at closing (including defeasance costs of approximately $11.3 million with respect to indebtedness in respect of the Trust Hotels which was repaid at closing of the ARC Transaction and $11.9 million in respect of a reduction in the purchase price for certain capital improvements) and (3) $24.9 million of accrued or contingent costs in respect of the ARC Transaction (including $17.0 million in respect of certain real estate tax reserves for a make-whole payment contemplated by the Sale Agreement, $9.4 million of disposition fees due to Goldman Sachs Realty Management, L.P. (“GSRM”), an affiliate of the Company, under its asset management agreements with the Company and Senior Mezz, and receipt of $1.5 million by the Company in respect of its ownership interest in the trust preferred securities). These estimates indicate an equity value of $118.5 million with respect to the Trust Hotels and $431.9 million with respect to the 96 Senior Mezz Hotels. The equity value is calculated as Net Cash Received from ARC Transaction, net of Accrued or Contingent Costs Related to ARC Transaction plus the Class A Interests Issued in ARC Transaction

In respect of the 96 Senior Mezz Hotels which were sold pursuant to the Sale Agreement, Sellers received approximately $106.0 million in cash proceeds at closing (after the assumption of indebtedness and payment of fees and costs, but before consideration of $21.4 million of accrued or contingent costs in respect of the ARC Transaction) and Class A Interests with an Initial Capital Contribution of $347.3 million. With respect to the Trust Hotels, Sellers received $22.2 million in cash proceeds at closing (after the repayment of indebtedness and payment of fees and costs, but before consideration of an additional net $3.5 million of accrued or contingent costs in respect of the ARC Transaction) and Class A Interests with an Initial Capital Contribution of $99.8 million. As of the date of this proxy statement, approximately $13.0 million in principal and $5.9 million in interest has been paid in respect of the Class A Interests.

In addition, the Company and the Company’s Parent hold a 3% interest in the potential proceeds from the sale of the Excluded Hotel Assets. Assuming the proceeds received from a sale of the Excluded Hotel Assets equal the $100 million that was provided for in the Excluded Hotel Asset Sale Agreement (which has since been terminated) less $2.0 million of estimated transaction expenses (exclusive of any present value discount), the Company and the Company’s Parent’s 3% interest equals $2.9 million (the “Estimated Potential Proceeds from the Sale of Excluded Hotel Assets”). The Excluded Hotel Sale Agreement was terminated by the purchasers on May 6, 2015 (the ARC Buyers had previously elected to exclude the same hotels from the ARC Transaction). While the Sellers expect to sell the Excluded Hotel Assets, there can be no assurance as to whether or when the Excluded Hotel Assets will be sold, the form of consideration which may be received in respect of the Excluded Hotel Assets or whether the consideration which may be received in respect of the Excluded Hotel Assets will be greater or less than the purchase price in the Excluded Hotel Sale Agreement. Even if a transaction for the Excluded Hotel Assets does occur, there can be no assurance as to when a distribution from such sale proceeds will be received by the Company.

Following the exercise of the Purchase Option, the Company and Company Parent only have an indirect 3% interest in the equity of the Senior Mezz Hotels totaling $15.8 million ($2.5 million in cash at closing, $10.4 in Class A Interests in respect of the Senior Mezz Hotels sold in the ARC Transaction and $2.9 million in respect of the Potential Proceeds from the Sale of the Excluded Hotel Assets).

The Total Combined Proceeds from the ARC Transaction and Potential Proceeds from the Sale of the Excluded Hotel Assets of $134.3 million results from combining the Company’s Estimated Proceeds over Time from the ARC Transaction of $131.4 million with the Company and Company Parent’s 3% interest in the Excluded Hotel Assets of $2.9 million.

Based on 5,850,000 shares of Preferred Stock outstanding as of the record date, Estimated Potential Proceeds from the Sale of Excluded Hotel Assets would be approximate $0.50 per share of Preferred Stock. The sum of the Estimated Proceeds over Time from the ARC Transaction and the Estimated Potential Proceeds from the Sale of the Excluded Hotel Assets would be approximately $22.96 per share of Preferred Stock. The sum of the Estimated Present Value of Proceeds from the ARC Transaction and the Estimated Present Value of the Potential Proceeds from the Sale of the Excluded Hotel Assets would be approximately $19.73 per share of Preferred Stock.

The following is a tabular presentation of the foregoing analysis:

	Trust Hotels	Senior Mezz Hotels	Total
(Amounts in millions except per share amounts)

Summary of ARC Transaction Proceeds[1]
Purchase Price of Sold Hotels[2]	$346.8	$1,461.3	$1,808.1

Net Cash Received at Closing from ARC Transaction[1]	22.2	106.0	128.2

Net Cash Received from ARC Transaction, net of Accrued or Contingent Costs Related to ARC Transaction[1]	18.7	84.6	103.3

Class A Interests Issued in ARC Transaction[3]	99.8	347.3	447.1

Company’s 3.0% interest in Senior Mezz Net Cash Received from ARC Transaction, net of Accrued or Contingent Costs Related to ARC Transaction[4]	2.5	(2.5)	—

Company’s 3.0% Interest in Senior Mezz Class A Interests[5]	10.4	(10.4)	—

Estimated Proceeds over Time from ARC Transaction, excluding Potential Proceeds from the Sale of the Excluded Hotel Assets[6]	$131.4

Estimated Proceeds over Time from ARC Transaction, excluding Potential Proceeds from the Sale of the Excluded Hotel Assets per share of Preferred Stock[6]	$22.46

Estimated Potential Proceeds from the Sale of the Excluded Hotel Assets[7]	$—	$98.0	$98.0

Company’s 3.0% interest in the Estimated Potential Proceeds from the Sale of the Excluded Hotel Assets [7]	2.9	(2.9)	—

Total Combined Proceeds from ARC Transaction and Potential Proceeds from the Sale of the Excluded Hotel Assets[8]	$134.3

Total Combined Proceeds from ARC Transaction and Potential Proceeds from the Sale of the Excluded Hotel Assets per share of Preferred Stock[8]	$22.96

Detailed ARC Transaction Costs
Purchase Price[2]	$346.8	$1,461.3	$1,808.1

Cash Costs Paid at Closing
Goldman, Sachs & Co, Advisory Fee	(2.3)	(9.7)	(12.0)
Deutsche Bank Securities, Inc. Advisory Fee and expenses	(1.6)	(6.5)	(8.1)
Other[9]	(13.2)	(6.7)	(19.9)
Operational prorations	(0.4)	0.6	0.2
Capital Reduction[10]	(2.2)	(9.7)	(11.9)

	Trust	Senior Mezz
	Hotels	Hotels	Total
Total Cash Costs Paid at Closing	(19.7)	(32.0)	(51.7)

Net Proceeds after Cash Costs Paid at Closing	327.1	1,429.3	1,756.4

Debt:
Senior and Mezzanine Debt[11]	(153.5)	(976.0)	(1,129.5)
Trust Preferred Redeemed at Closing[12]	(51.6)	—	(51.6)

Total Debt Assumed or Redeemed	(205.1)	(976.0)	(1,181.1)

Net Proceeds After Debt Assumption/Redemption	122.0	453.3	575.3
Class A Interests Issued in the ARC Transaction[3]	(99.8)	(347.3)	(447.1)

Net Cash Received at Closing from ARC Transaction	22.2	106.0	128.2

Accrued or Contingent Costs Related to the ARC Transaction
Disposition Fee Payable to Asset Manager GSRM (Sold Hotels)[13]	(1.7)	(7.3)	(9.0)

Accrued Disposition Fee Payable to Asset Manager GSRM (previously sold assets)[14]	(0.4)	—	(0.4)
Real Estate Tax Reserve[15]	(2.9)	(14.1)	(17.0)
Proceeds from Ownership Interest in Trust Preferred[12]	1.5	—	1.5

Total Accrued or Contingent Costs Related to the ARC Transaction	3.5	21.4	24.9

Net Cash Received from ARC Transaction, net of Accrued or Contingent Costs Related to the ARC Transaction	18.7	84.6	103.3

[1]	See also Detailed Transaction Costs below.
[2]	Purchase price allocation among the Hotels provided by the ARC Buyers in the Sale Agreement with respect to the Sold Hotels.
[3]	The Initial Capital Contribution of the Class A interests issued to the Sellers in the ARC Transaction; mandatory payment equal to 50% of the Initial Capital Contribution is required within three years and 100% within four years.
[4]	Calculated as 3.0% of the Senior Mezz Hotels Net Cash Received from ARC Transaction, net of Accrued or Contingent Costs Related to the ARC Transaction.
[5]	Calculated as 3% of the Senior Mezz Initial Capital Contribution of Class A Interests Issued in ARC Transaction; mandatory payment equal to 50% of the Initial Capital Contribution is required within three years and 100% within four years.
[6]	Excludes (i) any sale proceeds of the Excluded Hotel Assets, (ii) any Preferred Return that may be received in connection with the Class A Interests, (iii) any cash or other working capital assets and liabilities of the Company and any cash or working capital assets and liabilities of Senior Mezz which might otherwise result in a distribution to holders of the Preferred Stock in connection with the liquidation of the Company and (iv) any income tax effects which may be applicable to proceeds received by the Company.
[7]	Estimated sale proceeds of the Excluded Hotel Assets calculated as $100.0 million gross sales price based on the purchase price of the Excluded Hotel Assets under the Excluded Hotel Sale Agreement (to which the Company received a termination notice dated May 6, 2015), less $2.0 million of estimated transaction expenses. There can be no assurance when, if at all, the Excluded Hotel Assets may be sold or the amount or form of consideration which may be received upon sale.

[8]	Excludes (i) any Preferred Return that may be received in connection with the Class A Interests, (ii) any cash or other working capital assets and liabilities of the Company and any cash or working capital assets and liabilities of Senior Mezz which might otherwise result in a distribution to holders of the Preferred Stock in connection with the liquidation of the Company and (iii) any income tax effects which may be applicable to proceeds received by the Company.
[9]	For the Trust Hotels, this amount includes (i) $11.3 million in defeasance and related costs in respect of debt repaid at closing, (ii) transfer taxes of $0.8 million, (iii) legal and accounting costs of $0.9 million and (iv) sales tax on FF&E sale of $0.2 million. For the Senior Mezz Hotels, this amount includes (i) transfer taxes of $2.9 million, (ii) legal and accounting costs of $3.8 million, (iii) sales tax on FF&E sale of $40 thousand and (iv) other costs in the amount of $45 thousand.
[10]	Reduction in the Purchase Price for “Change of Control PIP” and other capital expenditures of $11.9 million as provided for and defined in the Sale Agreement.
[11]	Debt balances as of February 27, 2015.
[12]	Company owned $1.5 million of common securities in the trust which owned the Trust Preferred Debt; this amount was returned to Company following redemption of the Trust Preferred Debt.
[13]	Disposition fee due to Goldman Sachs Realty Management, L.P. (“GSRM”), an affiliate of the Company, under its asset management agreements with the Company and Senior Mezz which are 0.50% of the gross purchase price (including consideration paid as Class A Interests). Included as an increase to Other Liabilities Payable to Affiliate in the Company’s Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2014.
[14]	Accrued disposition fees payable to GSRM for the sale of six assets previously sold and are allocated based on sold asset’s owner ($360,695 with respect to the Trust Hotels and $23,449 with respect to the Senior Mezz Hotels). Included in Other Liabilities Payable to Affiliate on the Company’s consolidated balance sheet as of December 31, 2014.
[15]	Reserve for the real estate tax make -whole as provided for in the Sale Agreement. These reserves may become payable under certain conditions provide for in the Sale Agreement at any time up to month 36 following close of the ARC Transaction and are in addition to the Other Liabilities reflected on the Company’s consolidated balance sheet as of December 31, 2014 and the Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2014.

Without the cancellation of $544.8 million of indebtedness in exchange for the Purchase Option and indebtedness paid with equity contributions of $195.2 from affiliates in 2009, the Company’s indebtedness, including accrued interest (but excluding default interest), would have been approximately $2.168 billion as of December 31, 2014. The proceeds of $1.732 billion as a result of the ARC Transaction (without applying the present value discount to the Class A Interests) together with the $98.0 million in net proceeds estimated to be received in respect of a sale of the Excluded Hotel Assets pursuant to the assumptions described above would have been less than the amount of such indebtedness and thus there would have been no proceeds available for distributions to holders of the Preferred Stock.

We are also faced with the possibility of having to register as an “investment company” under the Investment Company Act. We expect to take actions to ensure that does not occur, which may include the merger, or the disposition of our investment securities, including through liquidation, or the acquisition of sufficient assets that are not investment securities in order for us not to be deemed an investment company under the Investment Company Act.

Certain Information Concerning Litigation

The Company is involved in various legal proceedings and disputes arising in the ordinary course of business. Management of the Company does not believe that any of the pending actions will have a material adverse effect on the Company’s business, financial condition or results of operations other than the actions described below.

In September 2007, a putative class action lawsuit was filed in the Circuit Court of Shelby County, Tennessee on behalf of the former Series B and Series C preferred shareholders of Equity Inns alleging breaches of fiduciary duty against Equity Inns’ former directors (the “Tennessee Lawsuit”). This complaint does not name the Company or any corporate entity as a defendant. In February 2008, the court denied the defendants’ motion to dismiss the complaint. In April 2010, the court granted a motion for class certification, which was ultimately appealed and vacated by the Tennessee Court of Appeals and remanded back to the Circuit Court. During the second quarter of 2012, the plaintiffs filed a second amended complaint and a new motion to certify a class. In November 2012, the defendants filed an opposition to such motion within the Circuit Court. In April 2013, the Circuit Court granted the new motion and certified a class and three subclasses. In May 2014, the Tennessee Court of Appeals vacated class certification. In January 2015, the action was voluntarily dismissed.

In September 2013, the Action was filed in the Tennessee Chancery Court, Shelby County, Tennessee by several current and former shareholders of the Preferred Stock. Plaintiffs allege that, since October 2007, defendants have engaged in a scheme to oppress and then squeeze-out the preferred shareholders, including by allegedly suppressing the marketability of the shares, causing the Company to cease paying dividends, and purchasing approximately 59% of the shares in a series of alleged “creeping” tender offers beginning in 2012. The complaint names as defendants the Company, the members of our board of directors, the majority shareholders of the Company (Company Parent, Whitehall and PFD Holdings), and the GS Group and Goldman Sachs Realty Management L.P., allegedly as control persons. The complaint asserts claims for breach of contract, breach of fiduciary duty, aiding and abetting, and for violations of the Tennessee Blue Sky laws and the TBCA. On October 4, 2013, defendants removed the action to the United States District Court for the Western District of Tennessee. On November 6, 2013, plaintiffs filed a motion to remand the case to state court. The defendants filed their opposition on December 6, 2013. The remand motion was fully briefed on December 20, 2013. On July 28, 2014, the Court denied the remand motion. The defendants also moved to dismiss the Action on January 23, 2014. The Court entered a scheduling order governing further proceedings in the litigation on February 14, 2014, as amended on June 19, 2014 and July 28, 2014, and the parties engaged in merits and class certification discovery. Also, pursuant to the schedule, plaintiffs filed their opposition to defendants’ dismissal motion on March 21, 2014, and defendants filed their reply papers in further support of their motion on April 25, 2014. Plaintiffs moved for class certification on May 16, 2014.

After the Company announced the ARC Transaction on June 2, 2014, defendants and plaintiffs engaged in settlement negotiations. Thereafter, plaintiffs made requests for, and defendants provided to plaintiffs, information regarding the ARC Transaction. Among other information provided, the Company estimated a reasonable fair present value of the proceeds that could be distributed to holders of the Preferred Stock as a result of the ARC Transaction, as announced, to be approximately $18.50 per share of Preferred Stock. Plaintiffs retained and consulted with two financial advisors with regard to the ARC Transaction. During this period, the parties to the Action continued to engage in both merits and class certification discovery. On August 20, 2014, the parties entered into a Memorandum of Understanding (“MOU”) containing the key terms of a proposed settlement. On August 22, 2014, the parties held a telephone conference with the Court, in which the Court agreed that, in light of the MOU, the parties would no longer be subject to the pending deadlines in the current scheduling order. For the Court’s convenience in managing its docket, the defendants agreed to withdraw their pending motion to dismiss without prejudice. On September 2, 2014, the Court granted the defendants’ motion to withdraw its motion to dismiss without prejudice to renew. The defendants may renew their motion to dismiss in the event that the proposed settlement of the Action does not become final. The Stipulation, discussed in this proxy statement under the caption “—Stipulation” was negotiated in connection with the Action and contemplates a release of claims by the identified classes of current and former holders of the Preferred Stock. The language of the release is included in the form of letter of transmittal attached to the merger agreement included as Annex B to this proxy statement.

In October 2013, a similar lawsuit was filed by another plaintiff in the same court as the Action, alleging similar breaches against several of the same defendants named in the Action, in addition to a former member of the Company’s board of directors (the “Dent Lawsuit”).

As of the Effective Date of the Settlement, members of the classes (as defined below) will have fully, finally and forever waived, released, discharged and dismissed all of their claims against the released defendant parties in the Action (i) related to the purchase, sale, holding or investment in, or the terms of, the securities of

W2007 Grace or its predecessors (including Equity Inns), including, without limitation, the Preferred Stock; (ii) asserted, or that could have been asserted, in the Action or arising out of or relating to the facts, matters and transactions alleged in the Action, including, without limitation, claims for breach of contract, claims for breach of fiduciary duties, and claims for violations of the TBCA; and/or (iii) arising out of the merger that is a component of the Settlement, including, without limitation, claims related to the sufficiency of the merger process and the proxy statement, and claims for breach of the fiduciary duties, whether those claims have been asserted in the Action or any other action, or are unasserted.

Stipulation

The following sets forth a summary of certain material terms of the Stipulation, which is attached to this proxy statement as Annex C.

Members of the Holder Class and Seller Class. The Stipulation settles claims with respect to two classes: the Holder Class and the Seller Class (collectively referred to in this proxy statement as the “classes”). Holder Class means any and all persons who, as of August 22, 2014 and through the effective time of the merger, hold our Series B Preferred Stock and/or our Series C Preferred Stock, excluding defendants in the Action and their affiliates, persons who opt out of the Holder Class and holders of dissenting shares. Seller Class refers to all persons who sold some or all of their shares of Preferred Stock between October 25, 2007 and October 8, 2014, inclusive, and suffered a loss, excluding the defendants in the Action, their affiliates and persons who sold shares to PFD Holdings, and persons who opt out of the Seller Class.

Approval Process and Timing Matters.

•	The Stipulation was signed on October 8, 2014 and submitted to the Court on October 9, 2014 and was granted preliminary approval on April 30, 2015.

•	On April 30, 2015, the Court entered a preliminary approval order, which set a final approval hearing on September 11, 2015 at the United States District Court for the Western District of Tennessee for purposes of determining, among other issues, whether the proposed Settlement on the terms and conditions provided for in the Stipulation is fair, reasonable and adequate, and should be approved by the Court. The preliminary approval order, among other things, (i) conditionally certified the two classes for purposes of settlement only; (ii) conditionally found that named plaintiffs in the Action are adequate class representatives for the classes and that Chimicles & Tikellis LLP was adequate class counsel to represent the classes; (iii) approved the form, substance and requirements of the Notice of Pendency of Class Action and Proposed Settlement (“Notice”) that class counsel proposed providing to members of the classes; (iv) set forth the procedures whereby persons can request exclusion from the Holder Class or the Seller Class and members of the classes can make objections to the Settlement; and (v) scheduled a final approval hearing.

•	Pursuant to the preliminary approval order, class counsel is required to mail the Notice and proof of claim form to all members of the classes at the last-known address of each such person within 15 business days after the preliminary approval order (which is on or around the initial date of mailing of this proxy statement) and cause the “Summary Notice” to be published in Investor’s Business Daily, PRNewswire and the Wall Street Journal Online edition within 20 business days after the entry of the preliminary approval order.

Settlement Consideration. In consideration of settling the claims of the Holder Class, the defendants in the Action agreed to cause the board of directors to adopt the merger agreement and to submit to the holders of our Series B Preferred Stock and our Series C Preferred Stock a proposal to approve and adopt, the merger agreement attached as Annex B to this proxy statement (as described in this proxy statement under the caption “Approval of the Merger Agreement (Proposal 2)”), pursuant to which each member of the Holder Class would be entitled to receive $26.00 per share in the merger. In addition, the Stipulation also provides for a Seller Class settlement fund of $6 million, which is distributable to members of the Seller Class, after taxes and notice and administration expenses

(the “Net Seller Class Settlement Fund”), pursuant to a Plan of Allocation preliminarily approved by the Court. Members of the Seller Class must submit proof of claim forms by the date set by the Court in the preliminary approval order and specified in the Notice. The Claims Administrator will determine each authorized claimant’s share of the Net Seller Class Settlement Fund based upon each claimant’s recognized loss, as defined in the Plan of Allocation. Any balance in the Net Seller Class Settlement Fund after distribution to authorized claimants will be distributed by the Claims Administrator pro rata to the members of the Holder Class, as set forth in the Plan of Allocation and the Stipulation. The Seller Class Settlement Fund is maintained in an escrow account controlled by class counsel and subject to the Court’s oversight for the benefit of the Seller Class.

Exclusion From the Classes. A person requesting exclusion from the Holder Class or the Seller Class must provide a written request for exclusion containing the information set forth in the Notice. Unless otherwise ordered by the Court, any member of either the Holder Class or Seller Class who or which does not submit a timely written request for exclusion as provided in the Stipulation, upon entry of the final approval order, is bound by the Stipulation, whether or not such person objected to the Settlement and whether or not such person received Settlement consideration. Persons who timely and validly request exclusion from the classes in accordance with the procedures set forth in the Stipulation and the preliminary approval order, retain their claims that would have otherwise been released by the Stipulation.

Termination. The Stipulation may be terminated under the conditions specified in the Stipulation. Pursuant to the Stipulation, the defendants in the Action may elect, in their sole discretion, to terminate the Settlement if the merger or the proposed amendment to our Amended and Restated Charter is not approved by applicable requisite vote. A Supplemental Agreement sets forth certain conditions under which defendants in the Action will have the option (which option shall be exercised unilaterally by the defendants in the Action in their discretion) to terminate the Settlement and render the Stipulation null and void in the event that (i) requests for exclusion from the Holder Class exceed an agreed upon threshold, (ii) requests for exclusion from the Seller Class exceed an agreed upon threshold, or (iii) the holders of 7.5% or more of outstanding shares of the Preferred Stock (other than shares held by the defendants in the Action and their affiliates) give notice of their intention to assert dissenters’ rights before the vote to approve the merger agreement; provided however, that named plaintiffs will have a reasonable period to reduce such opt-outs and dissenters below such thresholds.

Effect of Termination. In the event the Settlement is terminated or the effective date of the Settlement otherwise does not occur for any reason, then: (i) the Settlement will be without prejudice, and none of its terms, including, but not limited to, the certification of the classes, will be effective or enforceable except as expressly provided in the Stipulation or, in the case of the certification of the classes, ordered by the Court; (ii) the parties to the Stipulation will be deemed to have reverted nunc pro tunc to their respective positions in the Action immediately prior to entering into the non-binding Memorandum of Understanding on August 20, 2014; and (iii) except as otherwise expressly provided in the Stipulation, the Parties will proceed in the Action in all respects as if the Stipulation and any related orders had not been entered. If the Settlement is terminated or the effective date of the Settlement otherwise does not occur for any reason, any portion of the Settlement Amount previously paid by or on behalf of defendants, together with any interest earned thereon, less any taxes paid or due, less notice and administration expenses actually incurred and paid or payable from the Settlement Amount will be returned to the Company within ten business days after written notification of such event by either class counsel or defendants’ counsel. In the event that the Settlement is terminated or fails to become effective for any reason, the parties to the Settlement must, within 14 calendar days of such cancellation, jointly request a status conference with the Court to be held on the Court’s first available date. At such status conference, the parties to the Settlement must ask for the Court’s assistance in scheduling continued proceedings in the Action between the parties.

The Stipulation, whether or not consummated, and any negotiations, proceedings or agreements relating to the Stipulation, the Settlement, and any matters arising in connection with settlement negotiations, proceedings or agreements, shall not be offered or received against any or all parties to the Stipulation, or any member of the classes, for any purpose. The Stipulation and the Settlement do not constitute, and may not be offered or received against parties to the Stipulation, or any member of the classes, or any of them, as evidence of, or construed as evidence of, a presumption, concession or admission by any of them with respect to: (i) the truth of any allegation by named plaintiffs or any other member of the classes; (ii) the validity of any claim that has been or could have been asserted in the Action or in any litigation, including, but not limited to, the released claims; (iii) any liability, negligence, fault or wrongdoing on the part of, or damages owed by, any or all of defendants; or (iv) damages recoverable.

No Recommendation by Our Board of Directors

On May 10, 2015, our board of directors approved and adopted, and determined to submit to the holders of our Series B Preferred Stock and our Series C Preferred Stock a proposal to approve and adopt, the merger agreement. Neither the Company nor our board of directors makes any recommendations as to whether holders of the Preferred Stock should vote in favor of the proposals to be considered at the special meeting for the following reasons, among others:

•	Company Parent owns 100% of the issued and outstanding common stock of the Company and thus controls the vote to elect the board of directors of the Company;

•	PFD Holdings, an affiliate of the Company and defendant in the Action, owns a majority of the Series B Preferred Stock and the Series C Preferred Stock;

•	The GS Group, an affiliate of the Company and defendant in the Action, owns all of the Series D Preferred stock; and

•	Approval of the amendment to our Amended and Restated Charter and the merger agreement are conditions to the Stipulation pursuant to which the defendants, including the Company, its directors, Company Parent, PFD Holdings and the GS Group will be released.

You must make your own decision as to how to vote your shares at the special meeting and are urged to carefully review all information contained or referred to in the enclosed proxy statement. You should consult your own attorney, financial advisor and tax advisor, respectively, as to legal, financial or tax advice with respect to the proposals to be considered at the special meeting.

Other Parties to the Merger Agreement

In addition to the Company, a description of which is contained in this proxy statement under the caption “Certain Information Concerning the Company, Company Parent and the Operating Partnership,” Parent and W2007 Grace Acquisition II, Inc., a Tennessee corporation and wholly-owned subsidiary of Parent, are each a party to the merger agreement. Parent and Merger Sub are newly formed entities, created in connection with the merger. PFD Holdings and Whitehall are also parties to the merger agreement solely for the purposes of certain payment obligations thereunder.

Pursuant to the merger we will be merged with and into Merger Sub, with Merger Sub surviving the merger as a wholly-owned subsidiary of Parent. Parent is owned by Whitehall which are affiliates of the GS Group. Accordingly, following the merger we will be entirely owned by affiliates of the GS Group.

Certain U.S. Federal Income Tax Consequences

The following is a summary of certain material U.S. federal income tax consequences of the merger to holders whose shares are surrendered for the merger consideration pursuant to the merger. This summary does not address any payments that may be made pursuant to the Stipulation other than the merger consideration, and any such other payments should not be treated as part of the consideration for the shares surrendered pursuant to the merger. This summary is based upon the Code, treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as of the date of this proxy statement and all of which are subject to change, possibly with retroactive effect. This summary is not a comprehensive description of all U.S. federal income tax considerations that may be relevant to the merger. The discussion applies only to holders that hold their shares as capital assets within the meaning of Section 1221 of the Code, and may not apply to holders who are in special tax situations (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, banks, insurance companies, tax-exempt organizations, regulated investment companies, certain expatriates or persons subject to the alternative minimum tax), or to holders holding shares as part of a wash sale, “straddle,” “hedge,” “conversion transaction,” constructive sale or other integrated transaction, or whose functional currency is not the U.S. dollar. This discussion does not address any aspect of U.S. federal gift or estate tax, state, local or foreign tax consequences of participating in the merger. For purposes of this discussion, a “U.S. Holder” means:

•	a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust (1) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all of its substantial decisions or (2) that has validly elected to be treated as a U.S. person for U.S. federal income tax purposes under applicable Treasury Regulations.

If a partnership holds shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding shares should consult their tax advisors.

THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE BASED UPON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER SHOULD CONSULT SUCH HOLDER’S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH HOLDER AND THE PARTICULAR TAX EFFECTS OF THE MERGER TO SUCH HOLDER, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT, STATE, LOCAL AND OTHER TAX LAWS.

Consequences to U.S. Holders of Receiving the Merger Consideration in the Merger. The receipt of cash for shares pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. Holder will recognize gain or loss equal to the difference between the amount of the cash proceeds received in exchange for the U.S. Holder’s shares and the U.S. Holder’s adjusted federal income tax basis in shares sold pursuant to the merger. Gain or loss must be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) sold pursuant to the merger. Such gain or loss will be capital gain or loss and will be long-term gain or loss if, on the date of sale, the shares were held for more than one year. Long-term capital gains recognized by an individual will generally be subject to a maximum U.S. federal income tax rate of 20%. Net capital losses may be subject to limits on deductibility.

Payments made in connection with the merger may be subject to “backup withholding” at a rate of 28%. Backup withholding generally applies if the holder (a) fails to furnish its social security number or other taxpayer identification number (“TIN”), (b) furnishes an incorrect TIN or (c) fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is its correct number and that the holder is not subject to backup withholding. Backup withholding is not an additional tax and may be refunded by the IRS to the extent that it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations. Each holder should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Surrendering holders may be able to prevent backup withholding by completing the IRS Form W-9 included with the letter of transmittal.

To prevent a U.S. federal income withholding tax of 10% in respect of gross proceeds of the merger (as described with respect to surrendering non-U.S. Holders below), U.S. Holders must provide the exchange agent with a completed Certification on Non-Foreign Status included in the letter of transmittal.

Medicare Tax. A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, may be subject to a 3.8% tax on the lesser of (1) the U.S. Holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its net gains recognized upon the receipt of cash for shares pursuant to the merger, unless such gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to gains in respect of the receipt of cash for shares pursuant to the merger.

Non-U.S. Holders. The following general discussion applies to Holders that are “non-U.S. Holders.” A “non-U.S. Holder” is a person or entity that, for U.S. federal income tax purposes, is a:

•	non-resident alien individual, other than certain former citizens and residents of the United States subject to tax as expatriates;

•	foreign corporation; or

•	foreign estate or trust.

Consequences to Non-U.S. Holders of Receiving the Merger Consideration in the Merger. Non-U.S. Holders participating in the merger could be subject to U.S. federal tax upon the sale of the shares pursuant to the merger under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) to the extent the Company is a “United States real property holding corporation” (“USRPHC”) (defined generally as any U.S. corporation if 50% or more of its assets consist of interests in real property located in the United States). Unless an exception to FIRPTA is applicable, upon the sale of shares of a USRPHC (i) U.S. federal income tax is due in respect of net gains, (ii) U.S. federal withholding tax of 10% is due in respect of gross proceeds and (iii) certain filing requirements are imposed, in each case, in respect of such sale. Any amounts withheld in respect of gross proceeds that are in excess of the actual income tax due under FIRPTA are refundable by filing for a refund with the IRS. Any gains recognized on the sale or disposition of the shares of a USRPHC are treated as effectively connected with a U.S. trade or business and are subject to U.S. federal income tax at rates applicable to a U.S. Holder, and if the seller is a foreign corporation, may result in the imposition of branch profits tax as well as regular corporate income tax.

The Company believes that it is a USRPHC and that the exceptions to FIRPTA may not apply to the merger, and thus intends to withhold FIRPTA taxes equal to 10% of the purchase price that is payable to the non-U.S. Holder in the merger and remit such amount to the IRS.

Each holder (including a holder that is a foreign partnership) should consult such holder’s own tax advisor to determine the applicability and consequences of FIRPTA to such Holder’s sale of shares pursuant to the merger.

Surrendering non-U.S. Holders could be subject to 28% backup withholding, as described with respect to surrendering U.S. Holders above. In order to avoid the possibility of backup withholding, each non-U.S. Holder must provide the exchange agent with a completed IRS Form W-8BEN, IRS Form W-8BEN-E, or another type of IRS Form W-8 appropriate to the particular non-U.S. Holder. Copies of IRS Form W-8BEN, IRS Form W-8BEN-E, and other types of IRS Form W-8 can be found on the IRS website at www.irs.gov/formspubs/index.html.

APPROVAL OF THE AMENDMENT TO OUR AMENDED AND RESTATED CHARTER

(PROPOSAL 1)

On May 10, 2015, our board of directors approved and adopted, and determined to submit to the holders of our Series B Preferred Stock and Series C Preferred Stock a proposal to approve and adopt, the amendment to our Amended and Restated Charter attached as Annex A to this proxy statement. The approval of the amendment to our Amended and Restated Charter would be a condition to the consummation of the merger that may be waived by the parties to the merger.

If approved at the special meeting, we expect to file the articles of amendment to the Amended and Restated Charter with the Secretary of State of the state of Tennessee promptly after the Stipulation has been finally approved by the District Court for the Western District of Tennessee, and a final order and judgment that is no longer appealable with respect to the Stipulation has been entered. As described in more detail below in this proxy statement under the caption “Approval of the Merger Agreement (Proposal 2)—Conditions to the Merger”, approval of the amendment to our Amended and Restated Charter is a waivable condition precedent to the consummation of the merger under the merger agreement. While the amendment to the Amended and Restated Charter is a waivable condition to the consummation of the merger, the amendment to the Amended and Restated Charter will not alter the vote required to approve the merger agreement as described in this proxy statement under the caption “The Special Meeting—Vote Required.” The following discussion of the proposed amendment to our Amended and Restated Charter is qualified in its entirety by reference to the full text of the amendment to our Amended and Restated Charter, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the amendment to the Amended and Restated Charter that may be important to you.

The proposed amendment to our Amended and Restated Charter will reduce the vote required of holders of our Series B Preferred Stock and Series C Preferred Stock to (i) authorize the creation of, the increase in the authorized amount of, or issuance of any shares of any class of stock entitled to receipt of dividends or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Series B Preferred Stock and Series C Preferred Stock, respectively, or any other security convertible into shares of any class of such senior stock, or (ii) amend, alter or repeal any provision of, or add any provision to, our Amended and Restated Charter or Bylaws, where such action would materially adversely affect the voting powers, rights or preferences of the holders of our Series B Preferred Stock or Series C Preferred Stock, respectively. Under the current Amended and Restated Charter, such an action requires the affirmative vote or consent of at least 66 2/3% of the votes entitled to be cast by the holders of the Series B Preferred Stock or Series C Preferred Stock, respectively for such an action, voting together with the holders of all other classes of preferred stock entitled to vote on such matters as a single class. The proposed amendment to the Amended and Restated Charter would lower these thresholds to a simple majority.

Because PFD Holdings owns approximately 59% of the issued and outstanding Preferred Stock, the amendment will grant PFD Holdings the ability take actions which may be adverse to the interests of holders of the Preferred Stock. However, PFD Holdings will only use the flexibility granted by the amendment to take actions necessary or advisable to facilitate the merger and the Settlement. In the event that the Stipulation is terminated and the merger is not consummated, the Company, along with its affiliates, will take all actions necessary to further amend the Amended and Restated Charter to restore the rights currently granted to holders of the Series B Preferred Stock and the Series C Preferred Stock.

Dissenters’ rights are available to holders of our Series B Preferred Stock and Series C Preferred Stock under the TBCA in connection with the proposal to amend our Amended and Restated Charter in the event of its implementation. Please see the disclosure in this proxy statement under the caption “Dissenters’ Rights” for a discussion of the availability of dissenters’ rights and the procedures required to be followed to assert these rights in connection with the proposal to amend our Amended and Restated Charter.

APPROVAL OF THE MERGER AGREEMENT

(PROPOSAL 2)

Our board of directors approved and adopted, and determined to submit to the holders of our Series B Preferred Stock and our Series C Preferred Stock a proposal to approve and adopt, the merger agreement attached as Annex B to this proxy statement.

The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex B and which is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that may be important to you.

The merger agreement has been included to provide you with information regarding its terms, and we recommend that you read carefully the merger agreement in its entirety.

Overview

At the effective time we will be merged with and into Merger Sub, with Merger Sub surviving the merger as a wholly-owned subsidiary of Parent, which we refer to in the proxy statement as the merger.

The merger will become effective at the time when the Tennessee articles of merger has been duly filed with the Secretary of State of Tennessee or at such later time as may be specified therein, which we sometimes refer to as the effective time. The charter of Merger Sub, as in effect immediately prior to the merger effective time, will be the charter of the surviving corporation until thereafter amended in accordance with the provisions thereof and as provided by applicable law. A copy of Merger Sub’s charter is attached to this proxy statement as Annex G.

We expect the merger to occur as promptly as practicable after our shareholders approve the merger agreement and the satisfaction or, other than with respect to the Final Approval Condition (as defined below under the caption “—Conditions of the Merger”) which may not be waived by the Company, waiver of all other conditions to closing under the merger agreement.

Treatment of Our Series B Preferred Stock

Following the merger effective time, holders of our Series B Preferred Stock will have no further ownership interest in the surviving corporation. Instead, each outstanding share of our Series B Preferred Stock (other than (i) shares of Series B Preferred Stock owned by us or any of our direct or indirect subsidiaries and (ii) shares held by holders who have properly demanded and perfected their rights to be paid the “fair value” of such shares in accordance with Chapter 23 of the TBCA) immediately prior to the effective time will automatically be converted into, and canceled in exchange for, the right to receive $26.00 in cash, without interest and less any applicable withholding taxes (the “merger consideration”). If the merger is approved and the Stipulation has been finally approved by the Court, PFD Holdings may elect to cancel the shares of our Series B Preferred Stock that it owns in lieu of accepting the merger consideration by contributing such shares of our Series B Preferred Stock to a newly formed subsidiary, which subsidiary will then be contributed to the Company immediately prior to the merger effective time in exchange for newly issued shares of our common stock. If such election is made, such shares of our Series B Preferred Stock will, immediately prior to the merger effective time, be cancelled without payment of any consideration to PFD Holdings.

Treatment of Our Series C Preferred Stock

Following the merger effective time, holders of our Series C Preferred Stock will have no further ownership interest in the surviving corporation. Instead, each outstanding share of our Series C Preferred Stock (other than (i) shares of Series C Preferred Stock owned by us or any of our direct or indirect subsidiaries and (ii) shares held by holders who have properly demanded and perfected their rights to be paid the “fair value” of such shares in accordance with Chapter 23 of the TBCA) immediately prior to the effective time will automatically be converted into, and canceled in exchange for, the right to receive the merger consideration of $26.00 in cash, without interest and less any applicable withholding taxes. If the merger is approved and the Stipulation has been finally approved by the Court, PFD Holdings may elect to cancel the shares of our Series C Preferred Stock that it owns in lieu of accepting the merger consideration by contributing such shares of our Series C Preferred Stock to a newly formed subsidiary, which subsidiary will then be contributed to the Company immediately prior to the merger effective time in exchange for newly issued shares of our common stock. If such election is made, such shares of our Series C Preferred Stock will, immediately prior to the merger effective time, be cancelled without payment of any consideration to PFD Holdings.

Effect of the Merger on the Ownership of the Company

Except with respect to holders who have properly demanded and perfected their rights to be paid the “fair value” of such shares in accordance with Chapter 23 of the TBCA as described in this proxy statement under the caption “Dissenters’ Rights,” after the merger, each of our outstanding stock certificates representing any shares of our capital stock, including shares of our Series B Preferred Stock and our Series C Preferred Stock, will represent only the right to receive the merger consideration, if any, as described in this proxy statement. The merger consideration paid upon surrender of each certificate of our Series B Preferred Stock and our Series C Preferred Stock will be paid in full satisfaction of all rights pertaining to such shares of our Series B Preferred Stock and our Series C Preferred Stock. Following the merger effective time, we will be a wholly-owned subsidiary of Parent (who is wholly-owned by Whitehall).

Merger Effective Time

The merger agreement provides that, unless otherwise mutually agreed in writing, we will complete the merger on the business day following the day on which the last to be satisfied or waived of the conditions to our obligation to consummate the merger (described below under the caption “—Conditions to the Merger”) is satisfied or waived. We intend to complete the merger as promptly as practicable, subject to our receipt of shareholder approval and the satisfaction or, other than with respect to the Final Approval Condition which may not be waived by the Company, waiver of the other conditions to closing. We cannot specify when, or assure you that, all conditions to closing will be satisfied or waived.

Payment Procedures

Prior to the effective time, we (or PFD Holdings and Whitehall) will deposit, or cause to be deposited, with an exchange agent, the aggregate amount of the merger consideration to be paid to the holders of our Series B Preferred Stock and Series C Preferred Stock (other than with respect to (i) shares of Series B Preferred Stock and Series C Preferred Stock owned by us or any of our direct or indirect subsidiaries and (ii) shares held by holders who have properly demanded and perfected their rights to be paid the “fair value” of such shares in accordance with Chapter 23 of the TBCA). Promptly (and in no event more than five business days) after the effective time, we will cause the exchange agent to send a letter of transmittal and instructions to you. A form of letter of transmittal is attached to the merger agreement included as Annex B to this proxy statement. The letter of transmittal and instructions will tell you how to surrender your stock certificates, if any, in exchange for any applicable consideration.

You should not return your stock certificates, if any, with the enclosed proxy card and you should not forward your stock certificates to the exchange agent without a letter of transmittal.

Holders of our Series B Preferred Stock and Series C Preferred Stock will not be entitled to receive the merger consideration until after they surrender their certificate or certificates to the exchange agent, together with a duly completed and executed letter of transmittal and any other documents the exchange agent may reasonably require. The letter of transmittal, a form of which is attached to the merger agreement included as Annex B to this proxy statement, will contain a broad release from all claims (known or unknown), whether individual, direct, class, derivative, representative, legal, equitable, or any other type or in any other capacity, by holders and former holders of our Series B Preferred Stock and Series C Preferred Stock (1) related to their purchase, sale, holding or investment in, or the terms of, the securities of the Company or its predecessors, including, without limitation, the Preferred Stock, (2) claims asserted or that could have been asserted in the Action, or arising out of or relating to the facts, matters and transactions alleged in the Action, including, without limitation, claims for breach of contract, claims for breach of fiduciary duties, claims for violations of the TBCA, and/or (3) arising out of the merger that is a component of the Stipulation, including, without limitation claims related to the sufficiency of the merger process and the proxy statement, and claims for breach of the fiduciary duties. The letter of transmittal contains important terms relating to the merger and should be reviewed carefully in its entirety.

You will not be entitled to receive the merger consideration until you surrender your certificate or certificates to the exchange agent, together with a duly completed and executed letter of transmittal and any other documents the exchange agent may reasonably require. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if (1) the certificate is properly endorsed or is otherwise in the proper form for transfer and (2) the person requesting payment either pays any applicable transfer or other taxes or establishes to our satisfaction that such taxes have been paid or are not applicable.

Each of the exchange agent, the surviving corporation and the Company will be entitled to deduct and withhold any applicable taxes from the merger consideration.

None of the surviving corporation, Merger Sub, Parent, the Company or the exchange agent will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the exchange agent that remains undistributed to the holders of certificates evidencing shares of our Series B Preferred Stock or Series C Preferred Stock for one year after the effective time will be delivered to the surviving corporation, unless otherwise ordered by the Court in the Action. Holders of shares of our Series B Preferred Stock or Series C Preferred Stock who have not surrendered their certificates within one year after the effective time may look only to the surviving corporation for the payment of their merger consideration.

If you have lost a certificate, or if it has been stolen or destroyed, before you are entitled to receive the merger consideration, you will be required to make an affidavit of that fact and, if required by us or the surviving corporation, to post a bond in the form and in an amount reasonably required by us or the surviving corporation as indemnity against any claim that may be made against us or the surviving corporation with respect to such certificate.

Conditions to the Merger

The merger will be completed only if the conditions specified in the merger agreement are either satisfied or waived (to the extent permissible). The merger agreement provides that our obligation to complete the merger is subject to the satisfaction or, other than with respect to the Final Approval Condition which may not be waived by the Company, waiver by us of the following conditions:

•	the approval of the merger agreement by the affirmative vote of a majority of all the votes entitled to be cast by the holders of our outstanding capital stock, including the Series B Preferred Stock and the Series C Preferred Stock, as of the record date for the special meeting, each voting as separate voting groups;

•	the approval of the amendment to the Amended and Restated Charter by the affirmative vote of at least 66 2/3% of votes entitled to be cast by the holders of our outstanding Series B Preferred Stock and Series C Preferred Stock as of the record date for the special meeting, voting as a single class;

•	holders of no more than 7.5% of the outstanding shares of the Preferred Stock delivering (and not withdrawing), prior to the special meeting, written notice of their intent to demand payment if the merger is effectuated, pursuant to Section 48-23-202 of the TBCA (provided that if this condition is not satisfied as of the special meeting, this condition will nonetheless be deemed satisfied if within ten business days following the special meeting holders of the Series B Preferred Stock and Series C Preferred Stock have taken actions irrevocably causing holders with fewer than 7.5% of the outstanding shares of the Preferred Stock in the aggregate to be eligible to exercise dissenters’ rights pursuant to Chapter 23 of the TBCA);

•	the final approval and entry of a final and non-appealable order and judgment of the Stipulation by the United States District Court for the Western District of Tennessee (the “Final Approval Condition”); and

•	the absence of any law or order, whether temporary, preliminary or permanent, being enacted, issued, entered, promulgated or enforced by any governmental authority having jurisdiction over the parties to the merger agreement being in effect which makes illegal, enjoins, prohibits or otherwise prevents the consummation of the merger and the other transactions contemplated by the merger agreement or the Stipulation.

Because the Company is now registered under the Exchange Act, we will be required to provide shareholders with a transaction statement on Schedule 13e-3 under the Exchange Act at least 30 days prior to completion of the merger. We expect to file a transaction statement on Schedule 13e-3 shortly after the merger agreement is approved at the special meeting. As long as the Company remains registered under the Exchange Act, the merger cannot be completed until the Company complies with the requirements of Rule 13e-3 as promulgated under the Exchange Act.

Termination

The merger agreement may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the effective time, whether before or after any approval of the matters presented in connection with the merger by the shareholders of the Company and Merger Sub, only in accordance with the Stipulation.

Amendment

The merger agreement may not be amended except by an instrument in writing signed by the parties.

Dissenters’ Rights

Dissenters’ rights are available to holders of our Series B Preferred Stock and our Series C Preferred Stock under the TBCA in connection with the proposal to approve the merger agreement in the event that the merger is consummated. Please see the disclosure in this proxy statement under the caption “Dissenters’ Rights” for a discussion of the availability of dissenters’ rights and the procedures required to be followed to assert these rights in connection with the proposal to approve the merger agreement.

ADJOURNMENT OF THE SPECIAL MEETING

(PROPOSAL 3)

We may ask our shareholders to vote on a proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the amendment to our Amended and Restated Charter. Any adjournment may be made without notice, other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting, unless a new record date must be set. Whether or not a quorum exists, holders of at least a majority of the votes cast by the holders of a class of our Series B Preferred Stock and/or our Series C Preferred Stock present in person or represented by proxy at the special meeting and entitled to vote at the special meeting may vote to adjourn the special meeting with respect to their respective shares of our Series B Preferred Stock and/or our Series C Preferred Stock. The chair of the special meeting may also adjourn the special meeting with respect to our Series B Preferred Stock and/or our Series C Preferred Stock for which a quorum is not obtained.

DISSENTERS’ RIGHTS

Under the TBCA, if you are a holder of our Series B Preferred Stock or Series C Preferred Stock and do not vote in favor of the amendment to our Amended and Restated Charter or the merger agreement, you have the right to seek an appraisal of the fair value of your Series B Preferred Stock and Series C Preferred Stock in connection with the amendment to our Amended and Restated Charter or in connection with the merger agreement, respectively, and to receive a cash payment of such fair value (provided that in no event will you be entitled to more than one payment for your shares). Shareholders electing to exercise dissenters’ rights must comply with the provisions of Chapter 23 of the TBCA in order to perfect their rights. We will require strict compliance with the statutory procedures. A copy of Chapter 23 of the TBCA is attached as Annex D to this proxy statement.

The following is intended as a brief summary of the material provisions of the TBCA procedures required to be followed by a shareholder in order to dissent in connection with the amendment to our Amended and Restated Charter or the merger and perfect the shareholder’s dissenters’ rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Chapter 23 of the TBCA, the full text of which is attached to this proxy statement as Annex D.

Holders of our Series B Preferred Stock and Series C Preferred Stock in connection with the amendment to our Amended and Restated Charter or in connection with the merger agreement, who do not vote in favor of (or who abstain from voting on) the amendment to our Amended and Restated Charter or merger agreement, respectively, and who perfect their dissenters’ rights by complying with the provisions of Chapter 23 of the TBCA, will have the right to receive cash payment for the “fair value” of their preferred stock.

In order to be eligible to exercise the right to dissent, you must file with the Company a written notice of your intent to demand payment if the amendment to our Amended and Restated Charter or merger, respectively, is effectuated. Such notice must be filed before the vote is taken at the special meeting, and it must be addressed as follows: Corporate Secretary, W2007 Grace Acquisition I, Inc., 6011 Connection Drive, Irving, TX 75039. It is not necessary for a dissenting shareholder to vote “AGAINST” the amendment to our Amended and Restated Charter or merger agreement, respectively, to preserve dissenters’ rights; however, such rights will be lost if you vote in favor of the amendment to our Amended and Restated Charter or the merger agreement, respectively.

If the amendment to our Amended and Restated Charter or the merger agreement is approved, we will deliver a written notice to dissenting shareholders no later than ten days after the amendment to our Amended and Restated Charter or the merger becomes effective, respectively, unless the amendment to our Amended and Restated Charter is abandoned or the merger agreement is terminated and abandoned. The notice will set forth where the dissenting shareholders’ payment demands must be sent and where and when stock certificates must be deposited. The notice will also supply a form for dissenting shareholders to use in demanding payment. A dissenting shareholder must deliver his, her or its payment demand to us no later than the date set forth in such notice, which date may not be fewer than forty or more than sixty days after the written notice is sent. Merely abstaining from or voting “AGAINST” the amendment to our Amended and Restated Charter or the merger agreement will not satisfy the two requirements that the shareholder (i) file a notice in writing of his intention to demand payment before the vote is taken and (ii) file a written demand for payment within such sixty-day period. Failure of a shareholder to take the required action during the sixty-day period precludes the exercise of dissenters’ rights.

Within the sixty-day period, a dissenting shareholder must submit the shareholder’s stock certificates representing the shareholder’s shares in accordance with the terms of our notice. As soon as practicable after the amendment to our Amended and Restated Charter or merger is effectuated, as applicable, or upon receipt of a dissenting shareholder’s payment demand, whichever is later, we shall pay each dissenting shareholder our estimate of the fair value of the shareholder’s shares, plus accrued interest.

If a dissenting shareholder believes that the amount paid by the Company is less than the fair value of the shares or that interest due was incorrectly calculated, the dissenting shareholder must, within one month after we have made or offered payment to the dissenting shareholder, notify us in writing of the dissenters’ own estimate of the fair value and the amount of interest due and demand payment of the shareholder’s estimate of the fair value. If a demand for payment remains unsettled, we must commence a suit in a court having equity jurisdiction located in Shelby County, Tennessee, within two months after receiving the dissenting shareholder’s payment demand. All dissenting shareholders will be made a party to the proceeding and will be served with a copy of the petition. The court shall determine the fair value of the shares and accrued interest. The costs and expenses of such proceedings shall be assessed against us unless the court finds the actions of a dissenting shareholder who is party to the suit to be arbitrary, vexatious or not in good faith. If we fail to bring such a suit within such time, we shall pay each dissenting shareholder whose demand remains unsettled the amount demanded.

Section 48-23-101 of the TBCA provides that the “fair value” of a dissenter’s shares shall be determined immediately before the effectuation of the corporate action, “excluding any appreciation or depreciation of shares in anticipation of the corporate action.” The value so determined could be more or less than the redemption value of the merger consideration.

Any holder of our Series B Preferred Stock and/or our Series C Preferred Stock contemplating the exercise of dissenters’ rights should carefully review Chapter 23 of the TBCA, a copy of which is attached to this proxy statement as Annex D. A shareholder who fails to comply with all requirements of Chapter 23 of the TBCA will forfeit such holder’s dissenters’ rights and, in the event the merger is consummated, will only have the right to receive the merger consideration. See “Approval of the Merger Agreement (Proposal 2).”

In view of the complexity of Chapter 23, holders of our Series B Preferred Stock and/or our Series C Preferred Stock who may wish to pursue dissenters’ rights should consult their legal advisors. The above summary is qualified in its entirety by reference to Chapter 23 of the TBCA, a copy of which is attached to this proxy statement as Annex D.

Annex D – Tennessee Dissenters’ Rights Statutes

PART 1 — RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

48-23-101. Definitions. — As used in this chapter, unless the context otherwise requires:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder;

(2) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, and, for purposes of §§ 48-23-203—48-23-302, includes the survivor of a merger or conversion or the acquiring entity in a share exchange of that issuer;

(3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under § 48-23-102 and who exercises that right when and in the manner required by part 2 of this chapter;

(4) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;

(5) “Interest” means interest from the effective date of the corporate action that gave rise to the shareholder’s right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;

(6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

48-23-102. Shareholders rights. — (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party:

(A) If shareholder approval is required for the merger by § 48-21-104 or the charter and the shareholder is entitled to vote on the merger if the merger is submitted to a vote at a shareholders’ meeting or the shareholder is a nonconsenting shareholder under § 48-17-104(b) who would have been entitled to vote on the merger if the merger had been submitted to a vote at a shareholders’ meeting; or

(B) If the corporation is a subsidiary that is merged with its parent under § 48-21-105;

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan if the plan is submitted to a vote at a shareholders’ meeting or the shareholder is a nonconsenting shareholder under § 48-17-104(b) who would have been entitled to vote on the plan if the plan had been submitted to a vote at a shareholders’ meeting;

(3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange if the sale or exchange is submitted to a vote at a shareholders’ meeting or the shareholder is a nonconsenting shareholder under § 48-17-104(b) who would have been entitled to vote on the sale or exchange if the sale or exchange had been submitted to a vote at a shareholders’ meeting, including a sale of all, or substantially all, of the property of the corporation in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

(4) An amendment of the charter that materially and adversely affects rights in respect of a dissenter’s shares because it:

(A) Alters or abolishes a preferential right of the shares;

(B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

(C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(E) Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash under § 48-16-104;

(5) Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares; or

(6) Consummation of a conversion of the corporation to another entity pursuant to chapter 21 of this title.

(b) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(c) Notwithstanding subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters’ rights, is listed on an exchange registered under § 6 of the Securities Exchange Act of 1934, compiled in 15 U.S.C. § 78f, as amended, or is a “national market system security,” as defined in rules promulgated pursuant to the Securities Exchange Act of 1934, compiled in 15 U.S.C. § 78a, as amended.

48-23-103. Partial dissenters; beneficial owners. — (a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the record shareholder’s name only if the record shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection (a) are determined as if the shares as to which the partial dissenter dissents and the partial dissenter’s other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares of any one (1) or more classes held on the beneficial shareholder’s behalf only if the beneficial shareholder:

(1) Submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2) Does so with respect to all shares of the same class of which the person is the beneficial shareholder or over which the person has power to direct the vote.

PART 2 — PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

48-23-201. Notice of dissenters’ rights. — (a) Where any corporate action specified in § 48-23-102(a) is to be submitted to a vote at a shareholders’ meeting, the meeting notice (including any meeting notice required under chapters 11-27 to be provided to nonvoting shareholders) must state that the corporation has concluded that the shareholders are, are not, or may be entitled to assert dissenters’ rights under this chapter. If the corporation concludes that dissenters’ rights are or may be available, a copy of this chapter must accompany the meeting notice sent to those record shareholders entitled to exercise dissenters’ rights.

(b) In a merger pursuant to § 48-21-105, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert dissenters rights that the corporate action became effective. Such notice must be sent within ten (10) days after the corporate action became effective and include the materials described in § 48-23-203.

(c) Where any corporate action specified in § 48-23-102(a) is to be approved by written consent of the shareholders pursuant to § 48-17-104(a) or § 48-17-104(b):

(1) Written notice that dissenters’ rights are, are not, or may be available must be sent to each record shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited and, if the corporation has concluded that dissenters’ rights are or may be available, must be accompanied by a copy of this chapter; and

(2) Written notice that dissenters’ rights are, are not, or may be available must be delivered together with the notice to nonconsenting and nonvoting shareholders required by § 48-17-104(e) and (f), may include the materials described in § 48-23-203 and, if the corporation has concluded that dissenters’ rights are or may be available, must be accompanied by a copy of this chapter.

(d) A corporation’s failure to give notice pursuant to this section will not invalidate the corporate action.

48-23-202. Notice of intent to demand payment. — (a) If a corporate action specified in § 48-23-102(a) is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights with respect to shares for which dissenters’ rights may be asserted under this chapter:

(1) Must deliver to the corporation, before the vote is taken, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

(2) Must not vote, or cause or permit to be voted, any such shares in favor of the proposed action.

(b) If a corporate action specified in § 48-23-102(a) is to be approved by less than unanimous written consent, a shareholder who wishes to assert dissenters’ rights with respect to shares for which dissenters’ rights may be asserted under this chapter must not sign a consent in favor of the proposed action with respect to such shares.

(c) A shareholder who fails to satisfy the requirements of subsection (a) or subsection (b) is not entitled to payment under this chapter.

48-23-203. Dissenters’ notice. — (a) If a corporate action requiring dissenters’ rights under § 48-23-102(a) becomes effective, the corporation must send a written dissenters’ notice and form required by subdivision (b)(1) to all shareholders who satisfy the requirements of § 48-23-202(a) or § 48-23-202(b). In the case of a merger under § 48-21-105, the parent must deliver a dissenters’ notice and form to all record shareholders who may be entitled to assert dissenters’ rights.

(b) The dissenters’ notice must be delivered no earlier than the date the corporate action specified in § 48-23-102(a) became effective, and no later than (10) days after such date, and must:

(1) Supply a form that:

(A) Specifies the first date of any announcement to shareholders made prior to the date the corporate action became effective of the principal terms of the proposed corporate action;

(B) If such announcement was made, requires the shareholder asserting dissenters’ rights to certify whether beneficial ownership of those shares for which dissenters’ rights are asserted was acquired before that date; and

(C) Requires the shareholder asserting dissenters’ rights to certify that such shareholder did not vote for or consent to the transaction;

(2) State:

(A) Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subdivision (b)(2)(B);

(B) A date by which the corporation must receive the form, which date may not be fewer than forty (40) nor more than sixty (60) days after the date the subsection (a) dissenters’ notice is sent, and state that the shareholder shall have waived the right to demand payment with respect to the shares unless the form is received by the corporation by such specified date;

(C) The corporation’s estimate of the fair value of shares;

(D) That, if requested in writing, the corporation will provide, to the shareholder so requesting, within ten (10) days after the date specified in subdivision (b)(2)(B) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(3) Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to § 48-23-201.

48-23-204. Shareholder demanding payment and depositing share certificates. — (a) A shareholder sent a dissenters’ notice described in § 48-23-203 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to § 48-23-203(b)(2), and deposit the shareholder’s certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter.

(d) A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto.

48-23-205. Restricting transfer of uncertificated shares. — (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under § 48-23-207.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

48-23-206. Payments to dissenters. — (a) Except as provided in § 48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with § 48-23-204 the amount the corporation estimates to be the fair value of each dissenter’s shares, plus accrued interest.

(b) The payment must be accompanied by:

(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estiamte given pursuant to §48-23-203(b)(2)(C);

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under § 48-23-209; and

(5) A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to § 48-23-201 or § 48-23-203.

48-23-207. Corporations failure to effectuate proposed action. — (a) If the corporation does not effectuate the proposed action that gave rise to the dissenters’ rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters’ notice under § 48-23-203 and repeat the payment demand procedure.

48-23-208. After-acquired shares; withholding payment. — (a) A corporation may elect to withhold payment required by § 48-23-206 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.

(b) To the extent the corporation elects to withhold payment under subsection (a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under § 48-23-209.

48-23-209. Disagreement between dissenter and corporation regarding fair value. — (a) A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate (less any payment under § 48-23-206), or reject the corporation’s offer under § 48-23-208 and demand payment of the fair value of the dissenter’s shares and interest due, if:

(1) The dissenter believes that the amount paid under § 48-23-206 or offered under § 48-23-208 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(2) The corporation fails to make payment under § 48-23-206 within two (2) months after the date set for demanding payment; or

(3) The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.

(b) A dissenter waives the dissenter’s right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (a) within one (1) month after the corporation made or offered payment for the dissenter’s shares.

PART 3 — JUDICIAL APPRAISAL OF SHARES

48-23-301. Commencement of proceeding; parties; jurisdiction; judgment. — (a) If a demand for payment under § 48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation’s principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment:

(1) For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus accrued interest, exceeds the amount paid by the corporation; or

(2) For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under § 48-23-208.

48-23-302. Costs and attorney fees. — (a) The court in an appraisal proceeding commenced under § 48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under § 48-23-209.

(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable against:

(1) The corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this chapter; or

(2) Either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.